Exhibit 2.1

Ball Ground, November 13, 2018

Alessandro Spada

Elena Spada

Federico Spada

c/o	Shearman & Sterling LLP

Palazzo Serbelloni

Corso Venezia, 16

20121 Milano (MI)

Italy

Attn: Domenico Fanuele, Partner

VRV S.p.A.

Via Luciano Manara 11

20122 Milano (MI)

Italy

Attn: Alessandro Spada

SUBJECT: PROPOSAL OF AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

Gentlemen:

Pursuant to our recent discussions, we hereby propose to enter into the following:

AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

BY AND AMONG

(1)

Alessandro Spada, an Italian citizen born in Monza – MB (Italy) on August 31, 1965, resident in Milan – MI (Italy), via Cappuccini 11, but domiciled for the purposes hereof with Domenico Fanuele at the offices of Shearman & Sterling LLP in Milan – MI (Italy), corso Venezia 16, with Italian fiscal code SPDLSN65M31F704M, (“Alessandro Spada”);

(2)

Elena Spada, an Italian citizen born in Monza – MB (Italy) on November 3, 1966, resident in Lesmo – MB (Italy), via XXV Aprile 13, but domiciled for the purposes hereof with Domenico Fanuele at the offices of Shearman & Sterling LLP in Milan – MI (Italy), corso Venezia 16, with Italian fiscal code SPDLNE66S43F704O (“Elena Spada”); and

(3)

Federico Spada, an Italian citizen born in Monza – MB (Italy) on May 15, 1970, resident in Milan – MI (Italy), via Marco de Marchi 7, but domiciled for the purposes hereof with Domenico Fanuele at the offices of Shearman & Sterling LLP in Milan – MI (Italy), corso Venezia 16, with Italian fiscal code SPDFRC70E15F704Q, (“Federico Spada” and, together with Alessandro Spada and Elena Spada, the “Shareholders”);

(4)

VRV S.p.A. a company (società per azioni) incorporated under the laws of the Italian Republic, having its registered office in Milan – MI (Italy), via Luciano Manara 11, registered in the ordinary section of the registry of enterprises (registro delle imprese) of Milan Monza Brianza Lodi under number 11166420155 (the “Seller” or “VRV”), hereby represented by its legal representative, Mr. Alessandro Spada;

— of the first part —

AND

(5)

Chart Industries, Inc., a corporation incorporated under the laws of the State of Delaware (United States of America), having its principal office in Ball Ground – GA (United States of America), 3055 Torrington Drive, and registered with the Secretary of State of Georgia under the control number 16105957 (“Chart”), hereby represented by its chief executive officer, Jillian C. Evanko.

— of the second part —

RECITALS

(A)

On 26 September 2018, the Shareholders and Chart executed (i) a share purchase agreement pursuant to which Chart agreed to purchase the entire share capital of VRV (the “Original Agreement”); and (ii) a side letter pursuant to which the parties thereto agreed to negotiate, upon the written request of the Shareholders, the change to the structure of the transaction (the “Side Letter”).

(B)

Also in furtherance of the Side Letter, the Shareholders and Chart have determined to replace in full the Original Agreement with this agreement, and hereby agree that upon the full execution of this agreement by the parties hereto, the Original Agreement shall terminate and be of no further force and effect, except for any breaches of the Original Agreement which shall have occurred prior to the date hereof, for which each party to the Original Agreement shall remain liable thereunder.

(C)

VRV is the operating holding company of a multinational group of companies engaged in manufacturing and selling of process, storage and transport equipment for the chemical, petrochemical, power and cryogenic industries (the “Relevant Business”). More precisely, VRV owns the following participations in the following companies (collectively, the “Subsidiaries”):

(i)

100% of Fema s.r.l., a company (società a responsabilità limitata) incorporated under the laws of the Italian Republic, having its registered office in Busto Arsizio – VA (Italy), via Tibet 5, and registered in the ordinary section of the registry of enterprises (registro delle imprese) of Varese under number 02233830021 (“Fema”), whose authorized, issued and outstanding share capital is equal to euro 10,000.00, fully paid in;

(ii)

100% of Industrie Meccaniche di Bagnolo s.r.l., a company (società a responsabilità limitata) incorporated under the laws of the Italian Republic, having its registered office in Bagnolo Cremasco – CR (Italy), strada Paullese km 2, and registered in the ordinary section of the registry of enterprises (registro delle imprese) of Varese under number 00112730197 (“IMB”), whose authorized, issued and outstanding share capital is equal to euro 2,241,610.00, fully paid in;

(iii)

100% of VRV Services s.r.l., a company (società a responsabilità limitata) incorporated under the laws of the Italian Republic, having its registered office in Lissone – MB (Italy), piazza Giorgio La Pira 24, and registered in the ordinary section of the registry of enterprises (registro delle imprese) of Milan Monza Brianza Lodi under number 05068050961 (“VRV Services”), whose authorized, issued and outstanding share capital is equal to euro 50,000.00, fully paid in;

(iv)

99.72% of VRV Asia Pacific Private Limited, a private limited company incorporated under the laws of the Republic of India, having its registered office at Sri City DTA Siddamma Village Varadaiahpalem, Taluk Chittoor, Andhra Pradesh 517646, India, and registered under the jurisdiction of the Registrar of Companies, Hyderabad, India under company identification number U29200AP2007PTC103910 (“VRV India”), whose authorized share capital is equal to Indian Rupees 550,000,000 of which Indian Rupees 454,880,860, is issued and fully paid in, it being understood that the residual 0.28% of VRV India is owned by VRV Services yet to be subscribed; and

(v)

100% of Cryo Diffusion S.A.S., a company incorporated under the laws of the French Republic, having its registered office in 49, rue de Verdun, 27690 Léry, France, and registered in the trade and companies registry (registre du commerce et des sociétés) of Evreux under number 334 225 034 (“Cryo”), whose authorized, issued and outstanding share capital is equal to euro 1,525,000.00 fully paid in.

(D)

VRV intends to contribute its entire business (l’intera azienda), including the Subsidiaries but excluding the Iran Business (as defined below) (the “Contribution”), to VRV Technoservice S.r.l. a limited liability company wholly owned by VRV (“NewCo” and, together with the Subsidiaries, the “VRV Group”).

(E)

For the purpose of the Contribution, prior to the date hereof, VRV has engaged Mr Francesco Amyas d’Aniello, an expert enrolled with the auditors register, “Registro dei revisori legali dei conti”, for the preparation of an appraisal report describing the assets and liabilities of the VRV Business (as defined below), based on the Reference Financial Statements, indicating the valuation criteria and certifying the assets value in connection with the subsequent contribution of the business to NewCo (the “Appraisal”), pursuant to section 2465 of the Italian civil code a copy of which is attached hereto as Exhibit (E).

(F)	On October 10, 2018, VRV filed a request with the Italian Tax Authority for the obtainment of the Tax Certificate.

(G)

For the purpose of the Contribution, on 5 October 2018, VRV has notified its intention to carry out the Contribution to the trade unions pursuant to article 47 of Law 428/90 (the “Union Consultation Procedure”).

(H)

Upon completion of the Contribution, VRV desires to sell the entire corporate capital of NewCo (the “Interest”) to Chart, or to the company that Chart reserves to appoint pursuant to section 1401 of the Italian civil code, who desires to purchase the Interest from VRV.

(I)

Chart, also with the assistance of its legal, accounting, tax and environmental advisors, performed a due diligence investigation of VRV and the Subsidiaries (the “Due Diligence”) based on the review of the documents and the answers to the questions provided in a virtual data room organized by Merrill Corp. (the “Data Room Documents”). A copy of the Data Room Documents has been included in two (2) identical copies of a DVD or jump-drive made available by Merrill Corp. and initialed by the Parties, out of which, on the date hereof, one (1) copy has been delivered to the Purchaser and one (1) copy has been delivered to the Seller. An index of such documents is included in Exhibit (I) hereto.

(J)

Alessandro Spada, Elena Spada and Federico Spada, as the owners of 100% of the share capital of the Seller, are interested in completing the transactions contemplated by this agreement and intend to guarantee the Seller’s obligations hereunder on the terms and conditions specified below.

NOW, THEREFORE, the Shareholders, the Seller and Chart, intending to be legally bound, agree as follows:

CHAPTER I

– PRELIMINARY PROVISIONS –

1.	DEFINITIONS

For purposes of this agreement, the following terms and variations thereof – when capitalized – have the meanings specified or referred to in this Section 1:

•	“2016 Financial Statements” – the consolidated audited financial statements as 31 December 2016.

•	“2017 Financial Statements” – the consolidated audited financial statements as 31 December 2017.

•

“Accounting Principles” – the set of accounting rules, principles and standards that are authoritative in Italy for financial reporting, composed primarily of the statutory rules set out in section 2423 et seq. of the Italian civil code for the preparation of the financial statements of the limited companies (società di capitali), as interpreted and integrated by the accounting principles promulgated by the Italian Accounting Organism (Organismo Italiano di Contabilità – OIC), applied on a basis consistent with the basis on which the 2017 Financial Statements were prepared.

•	“Actual Financial Debt” – as defined in letter (a) of Section 7.2.

•	“Actual NWC” – as defined in letter (b) of Section 7.2.

•	“Adjustment Amount” – as defined in Section 7.2.

•	“Affiliate” – with respect to any Person, any Person controlling, controlled by or under common control with such Person.

•	“Alessandro Spada” – as defined in paragraph (1) of the introductory clause of this agreement.

•	“Amnesty” – as defined in Section 14.10.

•	“Anti-Corruption Legislation” – any Law relating to bribery and anti-corruption.

•

“Antitrust Clearance” – in the event of any Antitrust Proceeding, the obtainment of all the clearances, approvals and Consents required to be obtained under the Laws of the relevant jurisdiction of such Antitrust Proceeding in order to permit the Parties to consummate the Transaction.

•

“Antitrust Proceeding” – any Proceeding (or similar consultation or examination process) commenced by any Governmental Body pursuant to applicable antitrust, competition, merger clearance or other similar Laws with respect to the Transaction.

•	“Applicable Percentage” – with respect to Alessandro Spada, one-third (1/3); with respect to Elena Spada, one-third (1/3); and with respect to Federico Spada, one-third (1/3).

•	“Appraisal” – as defined in letter (E) of the Recitals.

•	“Article” – any article of this agreement.

•	“Bank Accounts of Seller” – as defined in Section 7.4.

•	“Base Price” – as defined in Section 7.1.

•	“Basket” – as defined in letter (b) of Section 14.5.

•

“Best Efforts” – the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this agreement and the Transaction or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

•	“Business Day” – any day other than (a) Saturdays or Sundays or (b) any other day on which banks in Milan (Italy) are permitted or required to be closed.

•

“CAM” – the Milan Chamber of Arbitration (Camera Arbitrale di Milano), a special agency of the Chamber of Commerce (Camera di Commercio) of Milano Monza Brianza Lodi specialized in commercial dispute resolutions.

•	“Cap” – as defined in letter (c) of Section 14.5.

•	“Capital Increase” – as defined in letter (a) of Section 4.1.

•	“Chart” – as defined in paragraph (4) of the introductory clause of this agreement.

•	“Chapter” – any chapter of this agreement.

•	“Closing” – as defined in Section 9.1.

•	“Closing Action” – any action to be taken or actually taken, obligation to be performed or actually performed, and instrument to be exchanged or actually exchanged at the Closing.

•	“Closing Date” – the date on which the Closing actually takes place.

•	“Condition Precedent” – as defined in Section 8.1.

•	“Consent” – any approval, consent, ratification, waiver or other authorization.

•	“Contribution” – as defined in letter (D) of the Recitals.

•	“Cryo” – as defined in point (v) of letter (C) of the Recitals.

•	“Damages Payment” – as defined in letter (a) of Section 14.12.

•	“Data Room Documents” – as defined in letter (I) of the Recitals.

•	“De Minimis” – as defined in letter (a) of Section 14.5.

•	“Deed of Contribution” – as defined in letter (b) of Section 4.1.

•	“Deed of Transfer” – as defined in Section 9.1.

•	“Designated Country” – Iran.

•	“Disclosed” – as defined in Section 14.3;

•

“Drop-Dead Date” – 31 December 2018; provided, however, that in the event that any Antitrust Proceeding is commenced prior to such date, the “Drop-Dead Date” shall automatically be extended until the date that is six (6) months following the date of commencement of such Antitrust Proceeding.

•	“Due Diligence” – as defined in letter (I) of the Recitals.

•	“Elena Spada” – as defined in paragraph (2) of the introductory clause of this agreement.

•

“Employee” – with reference to a Person, all the workers employed by the same (irrespective of the type of their employment contract, of the duration of the relationship and their category), workers under training contracts, part-time and fixed term contracts.

•

“Encumbrance” – any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest, including the Interest), transfer, receipt of income or exercise of any other attribute of ownership.

•

“Environmental Law” – any Law relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) production, treatment, storage, disposal, recycling, generation and transportation of toxic or hazardous substances, of solid or hazardous waste and of by-products, as such term is defined under Article 184-bis of Legislative Decree April 3, 2006, No. 152, as amended from time to time, (b) air, water and noise pollution, (c) water, groundwater and soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.

•

“Environmental Permits” – any permit, license, authorization, permission, approval, notice, report, consent, conformity certificate, mark or registration (however named) required for VRV Group to lawfully carry out their businesses pursuant to Environmental Law and to H&S Law.

•	“Excess Indemnifiable Liabilities” – as defined in letter (d) of Section 10.2.

•	“Exhibits” – as defined in Article 3.

•

“Expert” – (a) PricewaterhouseCoopers LLP; or (b) if PricewaterhouseCoopers LLP does not accept the engagement, such other auditing firm as the Parties may agree to in writing; or (c) if the Parties fail to reach an agreement as to the auditing firm to be appointed as Expert within 5 (five) Business Days, any other leading firm of independent certified public accountants designated by the President of the Tribunal of Milan at the request of the most diligent Party.

•	“Export Control Legislation” – any Law relating to the import, export, transfer, use, supply or trade in goods or services.

•	“Federico Spada” – as defined in paragraph (3) of the introductory clause of this agreement.

•	“Fema” – as defined in point (i) of letter (B) of the Recitals.

•

“Financial Debt” – without duplication, on a consolidated basis with reference to the VRV Group, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (-), (ii) any indebtedness evidenced by any note, bond, debenture or other similar instrument or debt security (whether secured or unsecured, including mortgages) (-), (iii) any indebtedness secured by an Encumbrance on a Person’s assets (-), (iv) any liabilities or obligations under any currency or interest swap, hedge or similar protection device (-), (v) all obligations and liabilities in respect of declared but unpaid distributions and dividends (-), (vi) guarantees in connection with the foregoing (-), and (vii) any accrued and unpaid interest, penalties, fees, premiums, other payment obligations, and expenses on any of the foregoing items set forth in (i) through (vi) (-).

•

“Fundamental Seller’s Representations and Warranties” – Section 12.1 (Effects of this agreement; Capacity of the Seller), Section 12.2 (Incorporation and Existence; Shares and Corporate Capital; Solvency), Section 12.3 (Relationships with the Related Parties), Section 12.14 (Relationships with Banks and Financial Data), Section 12.15 (Designated Country; India) and Section 12.16 (Transaction Expenses).

•	“Fundamental Shareholders’ Representations and Warranties” – Section 12.23 (Shareholders’ Representations and Warranties).

•

“Governing Documents” – with respect to any particular entity, the articles (or certificate) of incorporation and the bylaws of that entity, or any other charter or similar document adopted or filed in connection with the creation, formation or organization of that entity.

•

“Governmental Authorization” – any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

•

“Governmental Body” – any: (a) state, region, province, city, town, district or other jurisdiction; (b) federal, state, regional, provincial, local, municipal, foreign or other government; (c) governmental or independent authority of any nature (including any agency, branch, department, board, commission, court, tribunal, arbitrator or other entity exercising governmental or quasi-governmental powers); (d) international, multinational, European Union organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; (f) agency, commission, department, official or other instrumentality (including regulatory, legislative, administrative and judicial authorities) of the EU, Italy, France, India or any other applicable country or any state, county, city or other political subdivision or (g) official of any of the foregoing.

•

“Hazardous Material” – any waste, material or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any compound, admixture or solution thereof, and including petroleum and all derivatives or synthetic substitutes therefor and asbestos or asbestos-containing materials and including, but not limited to the substances listed in Exhibit 5 to Title V of Part IV of Legislative Decree April 3, 2006 No. 152 , as amended from time to time.

•

“H&S Law” – any Law designed to provide safe and healthful working conditions and to minimize occupational safety and health hazards, and any Law, scheme, program or plan, designed to compensate damages, provide indemnities or other restoration to workers whose health has been affected as a consequence of a breach of H&S Laws.

•	“IMB” – as defined in point (ii) of letter (C) of the Recitals.

•

“Indemnifiable Liability” – any Liability suffered or incurred by any member of the VRV Group or the Purchaser Group and which such member of the VRV Group or the Purchaser Group would not have suffered or incurred if the Seller’s Representations and Warranties or the Shareholders’ Representations and Warranties had not been breached.

•

“Independent Contractors” – with reference to a Person, all the Persons having a self-employment relationship with such Person, even on an occasional basis, including those working on an ongoing and coordinated collaboration or a temporary basis, service providers pursuant to Article 2222 et seq. of the Italian Civil Code, agents, brokers, occasional and ancillary workers, workers outsourced from employment agencies, members of corporate bodies.

•	“Interim Period” – the period commencing on the date of this agreement and ending on the Closing Date.

•	“Interest” – as defined in letter (H) of the Recitals.

•

“Inventories” – all the inventories referred to in Article 2424, paragraph 1, item “assets”, C), I) of the Italian Civil Code, including all raw and auxiliary materials and consumables, products in process and semi-finished products, work in progress to order, finished products and goods, wherever located, and advances.

•

“IP Rights” – all trademarks, service marks, trade names, drawings and models, patents (including patent applications, continuations, continuations-in-part, divisions and reissues), utility models, trade secrets, copyrights, copyrights over software and any other exclusivity rights, including exclusivity rights regulated by Legislative Decree No. 30 of 10 February 2005 (Industrial Property Code) and all copyrights regulated by Law No 633 of 22 April 1941 (Protection of copyright and of other rights connected with its exercise), in all cases whether domestic or foreign and whether registered (or pending registration) or unregistered.

•

“Iran Business”– VRV’s and the VRV Group’s business comprised of all obligations to or from, and contracts or transactions with, any Persons (including customers, suppliers and distributors or other similar agents) located in, or with respect to any project located in or products or services destined to, the Designated Country.

•	“Iranian Products” the products to be built and delivered by VRV and/or the VRV Group pursuant to the Pending Contracts which form part of the Iran Business.

•

“Law” – any federal, state, regional, provincial, municipal, local, foreign, international, multinational (including European Union) or other constitution, act, statute, decree, regulation, ordinance, Order, use, custom, principle of law, code, directive, treaty or other source of law.

•	“Letter of Excess Indemnifiable Liabilities” – as defined in letter (d) of Section 10.2.

•

“Liability” – with respect to any Person, any damage pursuant to Article 1223 of the Italian Civil Code, and any disbursement, cost, expense (including reasonable attorney’s fees), debt, loss, obligation, Tax, sanction and other liability suffered or incurred by that Person.

•	“Marco Dell’Orto” – Marco Luigi Dell’Orto, an Italian citizen born in Seregno – MB (Italy) on April 11, 1968, resident in Desio – MB (Italy), via Isonzo 1, with Italian fiscal code DLLMCL68D11I625P.

•	“Massimiliano Spada” – Massimiliano Spada, an Italian citizen born in Aicurzio (MB) (Italy) on March 16, 1939.

•	“Material Contracts” – any contract to which any of the VRV Group’s company is a party which:

(a)	imposes on any VRV Group’s company payment obligations, exceeding Euro 1,000,000; or

(b)	provide for the express obligation of any VRV Group’s company to indemnify third parties; or

(c)	has a term longer than six months or that are for an indefinite period of time and cannot be cancelled with a notice of maximum three months; or

(d)	is in force with the Seller, the Shareholders or with Related Parties of the Seller or the Shareholders, or with Related Parties of any VRV Group’s company; or

(e)	is a loan agreement, promissory note, indenture, letter of credit, bond or other instrument involving indebtedness for borrowed money or guarantees of any such indebtedness; or

(f)	relates to any partnership, joint venture or other similar arrangement with any Person other than another VRV Group company; or

(g)	relates to any acquisition or disposition of any business within the past 5 years (whether by merger, purchase or sale of stock, purchase or sale of assets, or otherwise);

(h)	is with any Governmental Body; or

(i)	requires any VRV Group company to purchase its total requirements of any product or service from any Person other than another VRV Group Company; or

(j)	imposes on any VRV Group’s company restrictions to the power or right to carry out activities in competition with third parties,

it being understood for the avoidance of doubt that Material Contracts shall not include any purchase order to suppliers or sale order from customers.

•	“NewCo” – as defined in letter (D) of the Recitals.

•

“NWC” – the consolidated net working capital (capitale circolante netto) of the VRV Group, to be determined as the algebraic sum of the balance sheet items identified in Exhibit 1(a), in accordance with the criteria set forth therein.

•	“Option” – as defined in Section 15.1.

•	“Option Notice” – as defined in Section 15.2.

•	“Option Period” – as defined in Section 15.1.

•	“Order” – any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

•

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; or (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

•	“Original Agreement” – as defined in letter (A) of the Recitals.

•	“Other Claim” – as defined in letter (a) of Section 14.9.

•	“Overdue Receivables” – as defined in Section 15.1.

•	“Optioned Overdue Receivables” – as defined in Section 15.2.

•	“Parties” – collectively, the Seller and the Purchaser.

•

“Permits” – any permit, license, authorization, permission, approval, notice, report, consent, exemption, conformity certificate, mark or registration (however named) that are necessary for the lawful operation of VRV Group’s business as presently conducted, in compliance with all applicable Laws, including Environmental Permits.

•	“Pending Contracts” – the agreements listed under the titles “Pending Contracts/Receivables” and “Pending Contracts/Payables” in Exhibit 12.15;

•

“Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

•

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

•	“Purchaser” – Chart or, in the event that Chart exercises its right under Section 5.2, the company designated by Chart in accordance therewith.

•

“Purchaser Group” – collectively, Chart Industries, Inc. a corporation incorporated under the laws of the State of Delaware (United States of America), having its principal office in Ball Ground – GA (United States of America), 3055 Torrington Drive, and registered with the Secretary of State of Georgia under the control number 16105957, and its controlled subsidiaries.

•	“Purchaser’s Representations and Warranties’” – as defined in Article 13.

•

“RAL” – with reference to a Person, the actual annual gross income, including all the fixed and variable amounts, including the equivalent of in-kind services, paid to the Employees by reason of the employment relationship, on a non-occasional basis and with the exclusion of any amounts paid as refund of expenses.

•	“Recital” – any recital of this agreement.

•	“Reference Financial Statements” – the consolidated unaudited financial statements as at 30 June 2018 of the VRV Group.

•

“Related Parties” – as defined in the international accounting standard (IAS) number 24 promulgated by the International Accounting Standards Board (IASB), as homologated and adopted by the European Union from time to time.

•

“Related Party Leases” – the following lease agreements: (a) lease agreement between Fema and Safe s.r.l. (as lessor) dated on February 1, 2011, for the real estate located in Busto Arsizio (VA), via Tibet 5; and (b) lease agreement between VRV and Safe s.r.l. (as lessor) dated on January 1, 2007, for the real estate located in Burago di Molgoria (MB), via XXV aprile 7.

•

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

•	“Relevant Business” – as defined in letter (C) of the Recitals.

•	“Response” – as defined in letter (e) of Section 14.9.

•

“Secret Information” – all business information and technical-and-industrial (including commercial) experiences which are secret and, generally, all confidential technical knowledge, whether patentable or not, and know-how.

•	“Section” – any section of any Article.

•

“Seller’s Knowledge” – the actual knowledge of each Shareholder, Fabio Villa, D. Zardoni (VRV Treasury), G. Bassini (VRV Controller), Philippe Doinel – (as general manager of Cryo), G.L. Rangnekar (as CEO of VRV India) Vincent Archeray (as CFO of Cryo) and Iyappan S. (CFO of VRV India).

•	“Seller’s Representations and Warranties” – as defined in Article 12.

•	“Shareholders” – as defined in paragraph (3) of the introductory clause of this agreement.

•	“Side Letter” – as defined in Recital (A) of this agreement.

•	“Shareholders’ Representations and Warranties” – as defined in Section 12.23.

•	“Subsidiaries” – as defined in letter (C) of the Recitals.

•	“Target Financial Debt” – as defined in letter (c) of Section 7.2.

•	“Target NWC” – as defined in letter (d) of Section 7.2.

•

“Tax” – any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, add-on minimum and other tax, levy, tariff or duty and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other contract related to any of the above taxes.

•	“Tax Certificate” – the certificate to be issued by the competent office of the Italian Tax Authority pursuant to Article 14(3)-(5bis) of Legislative Decree No. 472 of December 18, 1997, as amended.

•	“Territory” – worldwide.

•	“Third Party Claim” – as defined in letter (a) of Section 14.9.

•	“Third Party Sum” – as defined in letter (a) of Section 14.12.

•	“Transfer Price” – as defined in Section 15.3.

•	“Transaction” – collectively, the transactions contemplated hereunder, including, for the avoidance of doubt, the Contribution.

•

“Transaction Expenses” – any fees, costs and expenses incurred or subject to reimbursement by any member of the VRV Group, in each case in connection with the execution of this agreement, the Transaction or the Closing, including (a) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (b) any fees, costs and expenses or payments of any of the members of the VRV Group related to any Transaction bonus, change-of-control payment or retention payments made to any employee, independent contractor or similar Person, including, for the avoidance of doubt, the amount of euro 1,000,000.00 in respect of employees of the VRV Group which shall be allocated as agreed upon by Seller and Chart promptly following the Closing; and (c) any brokerage, finder’s, financial advisory or other similar fees or commissions (and in each case, including all related costs and expenses) other than those listed in Exhibit 1(b).

•	“Union Consultation Procedure” – as defined in letter (G) of the Recitals.

•	“VRV” – as defined in the paragraph (4) of the Introductory clause of this agreement.

•	“VRV Business” – as defined in Section 4.2.

•	“VRV India” – as defined in point (iv) of letter (C) of the Recitals.

•	“VRV Services” – as defined in point (iii) of letter (C) of the Recitals.

•	“VRV Group” – as defined in letter (D) of the Recitals.

2.	USAGE

In this agreement, unless a clear contrary intention appears:

(a)	the singular number includes the plural number and vice versa;

(b)	reference to any gender includes each other gender;

(c)

reference to any agreement, document or instrument means such agreement, document or instrument, inclusive of any recitals and attachments thereto, as amended or modified and in effect from time to time in accordance with the terms thereof (in particular any reference to this agreement includes the Recitals and Exhibits);

(d)

reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision;

(e)

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(f)	“hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this agreement as a whole and not to any particular Article, Section or other provision hereof;

(g)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h)	“or” is used in the inclusive sense of “and/or”;

(i)	with respect to the determination of any period of time, “from” means “from but excluding” and “to” means “to and including”;

(j)	all accounting terms used herein will be interpreted and all accounting determinations hereunder will be made in accordance with the Accounting Principles;

(k)	the expression “to cause someone to do something” and any variations thereof or expressions of similar import are meant in the sense set forth in section 1381 of the Italian civil code; and

(l)

the Seller’s Representations and Warranties and the Shareholders’ Representations and Warranties set out in Article 12, together with the relevant indemnification obligations assumed by, respectively, the Seller and the Shareholders under Article 14, constitute an ancillary warranty covenant (patto accessorio di garanzia) whose consideration has been taken into account in the purchase price of the Interest and therefore is not subject to the terms set forth in section 1495 of the Italian civil code.

3.	EXHIBITS

The following documents, duly initialed by each Party, are attached to this agreement and constitute an essential part of the same (the “Exhibits”):

(a)	Exhibit (E) – Appraisal;

(b)	Exhibit (I) –Data Room Documents Index;

(c)	Exhibit 1(a) – definition and criteria for the calculation of the NWC;

(d)	Exhibit 1(b) – list of excluded Transaction Expenses;

(e)	Exhibit 8.1(d) – Pre Contribution and post-Closing Actions related to VRV India;

(f)	Exhibit 4.1(b) – Deed of Contribution;

(g)	Exhibit 9.3(b)(i) – model letter of resignation for the directors (amministratori) of NewCo and the Subsidiaries;

(h)	Exhibit 11.3 (c) – amendment agreement to the Related Party Leases;

(i)	Exhibit 11.3(e) – model letter to be sent to customers (or former customers) of VRV;

(j)	Exhibit 12.14 – relationships with Banks and Financial Data;

(k)

Exhibit 12.15 – list of all of the VRV Group’s obligations to or from, and contracts or transactions with, any Persons located in, or with respect to any project located in or products or services destined to, the Designated Country;

(l)	Exhibit 12.17(e) – list of tax or currency Proceedings;

(m)	Exhibit 12.17(g) – draft of tax returns to be filed;

(n)	Exhibit 12.18(b) – list of Independent Contractors;

(o)	Exhibit 14.1(v)(c) – recall of aluminum vessels

CHAPTER II

– CONTRIBUTION AND SALE AND TRANSFER OF THE INTEREST –

4.	CONTRIBUTION

4.1.	Seller’s obligation to complete the Contribution

As soon as possible, in accordance with the terms and conditions set forth in this agreement, VRV shall carry out the Contribution of the VRV Business (as defined below) to NewCo by completing the following activities:

(a)

NewCo shall validly hold a quotaholder’s meeting to resolve upon a capital increase, for a maximum value (inclusive of share premium) not exceeding the aggregate value of the VRV Business indicated in the Appraisal (the “Capital Increase”) and VRV shall vote in favor of the Capital Increase;

(b)

the Capital Increase shall be subscribed in full by VRV, by means of the contribution in kind to NewCo of the VRV Business, through the execution by VRV and NewCo of a notarized deed of contribution, reflecting the provisions set out in this agreement (including, in particular, this Article 4), substantially in the form hereby attached as Exhibit 4.1(b) (the “Deed of Contribution”);

(c)	the resolution under (a) above and the Deed of Contribution shall be filed for registration with the competent Register of Enterprises.

Prior to the occurrence of the Contribution, VRV shall (and the Shareholder shall cause VRV to) fully complete the manufacturing of the Iranian Products and move them out of the facilities of VRV and the VRV Group to a third party, and shall provide adequate evidence thereof reasonably satisfactory to the Purchaser.

For the avoidance of doubt, and for Indian tax law purposes only, it is acknowledged by the parties hereto that, in connection with the Contribution and the determination of the Capital Increase, the fair market value of each single share of VRV India is equal to is INR 11.81 and thus the total consideration for the transfer of the interest in VRV India is equal to INR 535,704,977.66.

4.2.	Identification of the VRV Business

The business to be contributed by VRV to NewCo shall be comprised of VRV’s and the VRV Group’s entire business as a going concern for the carrying out of the Relevant Business but excluding the Iran Business (the “VRV Business”).

The VRV Business shall include, inter alia, all assets (including fixed assets), Liabilities, rights, contractual arrangements and other items, as reflected in the Reference Financial Statements (subject to modifications due to the management of the operations since June 30, 2018 until the effective date of the Contribution, , and not including the Iran Business), including but not limited to the following items:

(a)	all of VRV’s machinery, other fixed assets and equipment;

(b)	all of VRV’s inventory;

(c)	all of VRV’s IP Rights;

(d)	all of VRV’s participations in the Subsidiaries;

(e)	any Liability towards, or otherwise relating to, the Employees of VRV (including social security Liabilities) existing at the time of the Contribution and the relevant agreements;

(f)	the banking relationships of VRV indicated in Exhibit 12.14;

(g)	all cash and cash equivalents of VRV;

(h)	all the insurance policies of VRV and any and all pending claims thereunder;

(i)	all the lease agreements of VRV;

(j)	any agreements, contracts, business or commercial relationships or other arrangement of VRV (other than those of the Iran Business);

(k)	all Permits and Governmental Authorizations;

(l)	all books and records of VRV (other than those exclusively pertaining to the Iran Business);

(m)	all customer deposits and security deposits made to or by VRV;

(n)	all the accounts receivable of VRV (other than those of the Iran Business);

(o)	all rights and claims (including indemnification rights and claims) and other actions or potential actions of VRV against third parties;

(p)	any and all Tax Liabilities of VRV; and

(q)	any other Liabilities relating to the VRV Business (other than the Iran Business).

Furthermore, the Parties acknowledge that any other asset, right, contractual arrangement, debt, liability or obligation pertaining and relating to the Relevant Business, except for the Iran Business – which, for the sake of clarity, is expressly excluded and shall not constitute a part of the VRV Business—is (and will be construed as being) included in the VRV Business and shall be transferred to NewCo.

It is agreed that any Tax due and social security Liabilities related to the VRV Business for any period until the effective date of the Contribution will be reimbursed by NewCo to VRV not later than 10 (ten) Business Days prior to the expiration of its ordinary payment term, but only to the extent such Taxes or social security Liabilities are accrued in the calculation of the Actual NWC as Tax or social security payables and provided that – not later 20 (twenty) Business Days prior to the expiration of the relevant payment term – VRV has served NewCo with written notice to the effect that such Taxes or social security Liabilities are due (and also indicating the legal grounds therefor and reasonable evidence of such amounts).

For the avoidance of doubt, the VRV Business shall not include the Iran Business. The Parties acknowledge that any other asset, right or contractual arrangement not expressly falling within the definition of Iran Business shall be included in the VRV Business and therefore contributed to Newco.

If, after the Contribution, it becomes apparent that the legal title to or any beneficial interest in any assets which are part of the VRV Business did not form part of the Contribution but ought to have done so and remain held by VRV, VRV shall – if required by Chart – do or procure to be done all further acts or things and procure the execution of all such other documents as Chart may reasonably require in order to transfer such assets to NewCo.

It is further understood that to the extent any inconsistency is identified between the Deed of Contribution and the provisions of this Article 4, the Parties hereby undertake to cooperate and to enter into (or procure the entry into) any deed of amendment or to execute any other agreement, deed, instrument, declaration or other document that may be necessary or appropriate to conform the Deed of Contribution with the provisions of this agreement or otherwise to give effect to the principles and the provisions of this agreement.

5.	TRANSFER OF THE OWNERSHIP OF THE INTEREST

5.1.	Seller’s obligation to sell and transfer the Interest

In accordance with the terms and subject to the conditions set forth in this agreement, on the Closing Date the Seller shall sell and transfer the entire Interest to Chart or to the company that Chart may designate pursuant to Section 5.2.

5.2.	Chart’s right to designate

Pursuant to section 1401 of the Italian civil code, Chart may assign all (but not less than all) of its rights and delegate all (but not less than all) of its obligations under this agreement to a company controlled by Chart, either directly or indirectly, it being understood however that no such assignment and delegation will relieve Chart of any of its obligations or duties under this agreement and that therefore Chart and its assign will be jointly liable to the Seller hereunder. The right under this Section 5.2 may be exercised by Chart by delivering to the Seller a written notice of its election to exercise such right, executed by its assign for acceptance and adherence to this agreement, prior to the Closing Date.

5.3.	Effectiveness of the transfer of the Interest

The transfer of ownership (proprietà) of and title (legittimazione) to the Interest, both among the Parties and against third parties, will be effective as of the Closing Date.

5.4.	Economic benefit (godimento)

The entire Interest will be transferred to the Purchaser with economic benefit (godimento) as of the Closing Date. Accordingly, without prejudice to letter (a) of Section 11.1: (a) any dividends and other distributions resolved and paid by NewCo on or before the Closing Date will be entirely for the benefit of VRV; and (b) any dividends or other distributions resolved or paid by NewCo after the Closing Date, even if generated by operations of NewCo that occurred before the Closing Date, will be entirely for the benefit of the Purchaser.

5.5.	Objective of the sale and transfer of the Interest

As a result of the completion of the sale and purchase contemplated hereunder, on the Closing Date the entire Interest will be owned by the Purchaser, free and clear of any Encumbrances.

6.	SHAREHOLDERS’ GUARANTEE

Each of Alessandro Spada, Elena Spada and Federico Spada, hereby irrevocably and unconditionally guarantees, without need for any further express statement to such effect, to the Purchaser, pursuant to section 1936 ff. of the Italian civil code, the exact and timely performance of each obligation of the Seller under this agreement, including, but not limited to, any indemnity payment under this agreement, subject to all the limitations set forth in this agreement.

The guarantee under this Article 6 shall not be satisfied, discharged or affected by an intermediate or partial payment by, or a change in the control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to the Seller.

Alessandro Spada, Elena Spada and Federico Spada shall cause the Seller not to commence any winding up process until the date on which any obligations concerning the Iran Business and outstanding as of the Closing Date are fully discharged by the Seller.

Without prejudice to the above, if the Seller is wound up or cancelled from the Company’s Register for any reason whatsoever, Alessandro Spada, Elena Spada and Federico Spada hereby agree – pursuant to a direct indemnity obligation and also with respect to any outstanding claim – to indemnify and hold harmless the VRV Group and the Purchaser Group, in accordance with Section 14.1 mutatis mutandis for any Indemnifiable Liability or Liability as set forth therein, within the limitations set forth in Articles 14 and 20 mutatis mutandis, in lieu of the Seller.

7.	CONSIDERATION

7.1.	Base Price

As provisional consideration for the sale of the entire Interest and the representations, warranties, covenants and agreements of the Seller hereunder, the Purchaser will pay to Seller an initial amount equal to euro 125,000,000.00 minus the Transaction Expenses (the “Base Price”).

7.2.	Adjustment Amount

The Base Price will be adjusted upward (increased) or downward (decreased) by an amount – depending on whether it is a positive or negative number – equal to the algebraic result of the following formula (the “Adjustment Amount”):

Adjustment Amount = (Target Financial Debt – Actual Financial Debt) + (Actual NWC – Target NWC) + (Contribution Adjustment)

whereby:

(a)	“Actual Financial Debt” is the absolute value of the Financial Debt as at the Closing Date, to be calculated in accordance with the procedure set out in Section 7.3;

(b)	“Actual NWC” is the actual value of the NWC as at the Closing Date, to be calculated in accordance with the procedure set out in Section 7.3;

(c)	“Target Financial Debt” is equal to euro 69,574,875.00;

(d)	“Target NWC” is equal to euro 40,000,000.00;

(e)

Contribution Adjustment” is the cash amount (if any) paid (or due to be paid) by the Seller to NewCo after the Contribution, in accordance with the Deed of Contribution, in relation to any reduction of the book value (valore contabile) of the Business during the period from 30 June 2018 and until the effective date of the Contribution.

7.3.	Determination of the Actual NWC for the purpose of calculating the Adjustment Amount

For the purpose of calculating the Adjustment Amount as per the formula set out in Section 7.2, the Actual Financial Debt and the Actual NWC will be determined in accordance with the following procedure:

(a)

Within 90 days following the Closing Date, the Purchaser will: (i) calculate the Financial Debt and the NWC as at the Closing Date in accordance with their respective definitions; and (ii) deliver such calculation to the Seller.

(b)

If, within 45 days following the delivery of the calculation of the Financial Debt and of the NWC as at the Closing Date made by the Purchaser, the Seller has not given the Purchaser written notice of their objection as to such calculation, then the calculation made by the Purchaser will be binding and conclusive on the Parties and be used as Actual Financial Debt and Actual NWC in computing the Adjustment Amount in accordance with the formula set out in Section 5.2. During the period of 45 days following the delivery of the calculation of the Financial Debt and the NWC as at the Closing Date made by the Purchaser, the Seller and its Representatives will be afforded (directly or through their advisors) reasonable access on reasonable notice and during working hours to the books, records and accounts of the VRV Group so as to make the necessary checks and evaluations.

(c)

If the Seller duly and timely gives the Purchaser notice of its objection to the Financial Debt and the NWC as at the Closing Date prepared by the Purchaser, and if the Parties fail to resolve any outstanding issues with respect to the calculation of the Actual Financial Debt and Actual NWC within 45 days from the Purchaser’s receipt of the Seller’s objection notice, then the Parties will submit the remaining issues in dispute to the Expert for resolution.

(d)	If issues are submitted to the Expert for resolution, the Parties will jointly appoint and engage such Expert upon the following terms and conditions:

(i)

the Expert will act as an expert (arbitratore) pursuant to Articles 1349, paragraph 1, and 1473, paragraph 1, of the Italian civil code, and will make a decision in the interest of both Parties in a diligent and fair manner and in good faith (con equo apprezzamento e non con mero arbitrio);

(ii)	the assessment of the Expert will be limited to the issues remaining in dispute;

(iii)

with respect to any disputed item of the Actual Financial Debt and Actual NWC submitted to the Expert for resolution, the determination of the Expert may not fall beyond the maximum and minimum values set by the Parties;

(iv)

the Parties will furnish or cause to be furnished to the Expert such work papers and other documents and information relating to the disputed issues as the Expert may request and are available to that Party and shall be afforded the opportunity to present to the Expert any material relating to the disputed issues and to discuss the issues with the Expert;

(v)

the determination by the Expert, as set forth in a notice to be delivered to both Parties within 30 days of the submission to the Expert of the issues remaining in dispute, will be final, binding and conclusive on the Parties and will be used in the calculation of the Adjustment Amount; and

(vi)	the Seller will bear 50% and the Purchaser bear the residual 50% of the fees and costs of the Expert for such determination.

7.4.	Payment of the Base Price

The Base Price will be paid in full on the Closing Date by the Purchaser to the Seller by wire transfer, in immediately available funds, to the bank accounts whose details shall be communicated in writing by the Seller to the Purchaser at least 3 Business Days before the Closing Date (the “Bank Accounts of Seller”).

7.5.	Payment of the Adjustment Amount

The Adjustment Amount will be paid within 5 Business Days after the calculation of the Actual Financial Debt and Actual NWC has become binding and conclusive on the Parties pursuant to Section 7.3 as follows:

(a)

if the Adjustment Amount is a positive number, then the Purchaser will pay to the Seller the Adjustment Amount by wire transfer, in immediately available funds, to the Bank Accounts of Seller, as an increase of the Base Price; or

(b)

if the Adjustment Amount is a negative number, then the Seller shall pay back to the Purchaser an amount equal to the absolute value of the Adjustment Amount by wire transfer, in immediately available funds, to the bank account whose details will be communicated in writing by the Purchaser to the Seller, as a reduction of the Base Price.

8.	CONDITIONS PRECEDENT TO CLOSING

8.1.	Identification of the condition precedent

Pursuant to section 1353 of the Italian civil code, the Parties’ obligation to, respectively, sell and purchase Interest and take the other actions required to be taken by them at Closing is conditional upon the occurrence, on or prior to the Drop-Dead Date, of the following conditions precedent (the “Conditions Precedent”):

(a)	in the event of any Antitrust Proceeding, obtaining the relevant Antitrust Clearance in connection therewith;

(b)

the Contribution having occurred (provided, however, that the Contribution shall not occur until after the date on which the Iranian Products are fully built and completed and moved out of the facilities of VRV and the VRV Group to a third party) and having been completed and effective;

(c)	the resolution under Section 4.1(a) and the Contribution Deed having been registered with the relevant business registry;

(d)	the actions listed in Exhibit 8.1(d) indicated as actions to be carried out prior to (or upon) the Contribution having been performed.

(e)

all documentation necessary to complete the re-issuance (or volturazione) to the benefit of NewCo of the AUA and the fire prevention documentation relating to the VRV Business having been filed with the relevant Governmental Body.

8.2.	Bilateral Condition Precedent

The Condition Precedent under Section 8.1(a) is provided in the interest of both Parties. Therefore, if such Condition Precedent is not satisfied or waived by both Parties on or prior to the Drop-Dead Date, this agreement will automatically terminate and be of no further force or effect, and the Parties will be released from their respective obligations hereunder except that:

(a)	all provisions set out in Chapter I and Chapter VI will survive;

(b)	any right, obligation or duty which has accrued prior to such termination will survive; and

(c)	nothing in this Section 8.2 will relieve either Party from any liability for the breach of any of its obligations or duties hereunder.

8.3.	Unilateral Conditions Precedent

The Conditions Precedent under Section 8.1, letter (b), (c), (d) and (e), are provided in the exclusive interest of the Purchaser. Therefore, if any of such conditions is not satisfied or waived by the Purchaser on or prior to the Drop-Dead Date, this agreement will automatically terminate and be of no further force or effect, whereupon the Parties will be released from their respective obligations hereunder except that:

(d)	all provisions set out in Chapter I and Chapter VI will survive;

(e)	any right, obligation or duty which has accrued prior to such termination will survive; and

(f)	nothing in this Section 8.3 will relieve either Party from any liability for the breach of any of its obligations or duties hereunder.

8.4.	Parties’ duties in connection with the Conditions Precedent

The Parties shall use their Best Efforts in order to enable the satisfaction of the Condition Precedent under Section 8.1(a) as soon as possible, and the Seller and the Shareholders shall use their Best Efforts in order to enable the satisfaction of the other Conditions Precedent as soon as possible. In particular with respect to the Condition Precedent under Section 8.1(a):

(a)	the Purchaser will:

(i)

in the event of the commencement of any Antitrust Proceeding, as soon as reasonably practicable following the date of such commencement, duly and properly prepare and file with the competent Governmental Bodies all applications, requests and other documents that are required under the applicable Laws to obtain the Antitrust Clearance;

(ii)	keep the Seller informed of any action taken or progress made in connection with the above;

(iii)

upon request of the Seller, provide the Seller with a copy of all drafts of the non-confidential versions of the notifications to any competent Governmental Body made in connection with such Antitrust Proceeding;

(iv)	consider in good faith any comments made by the Seller in relation to any part of such drafts that contains information concerning the Shareholders, the Seller or the VRV Group; and

(v)	diligently pursue the Antitrust Clearance;

(vi)

comply with any condition to the Antitrust Clearance prescribed by any competent Governmental Body, including: (i) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or other disposition of assets or businesses of the Purchaser Group, VRV or the VRV Group; or (ii) otherwise take or commit to take any actions that limit the Purchaser Group’s, VRV or the VRV Group’s freedom of action with respect to, or ability to retain, any of the businesses, product lines or assets of any of such Persons;

(b)	the Seller will, and will cause the VRV Group to:

(i)	consult and cooperate with the Purchaser and its Representatives; and

(ii)	provide the Purchaser and its Representatives with all the information and documents reasonably requested by the same for the purpose of making the filings referred to above.

9.	CLOSING

9.1.	Closing and Closing Date

The notarial deed of transfer of the Interest (the “Deed of Transfer”), as well as the completion of all other formalities and the performance of all other obligations instrumental in bringing into effect and making enforceable against VRV and any third parties the purchase and sale provided for in this agreement (the “Closing”) will take place:

(a)

at the offices of Nctm Studio Legale in Milan (Italy), via Agnello 12, commencing at 9:00 a.m. (local time) on the Business Day that is 5 (five) Business Days following the date on which the Conditions Precedent will have been satisfied or waived (it being understood that in case any notice under Section 10.2(d)(i) has been delivered by the Purchaser such term shall be postponed by 10 Business Days); or

(b)	at such other time and place as the Parties may agree to in writing.

9.2.	Effect of failure to close

Without prejudice to Article 10, failure to consummate the Closing on the date and time and at the place determined pursuant to Section 9.1 will not automatically result in the termination of this agreement and will not relieve any Party of any obligation under this agreement.

9.3.	Closing obligations

In addition to any other obligations to be performed and any other documents to be delivered under other provisions of this agreement, prior to or at the Closing, as applicable:

(a)	the Seller and the Purchaser will execute the Deed of Transfer before the notary public chosen by Purchaser;

(b)	the Seller will:

(i)	resign and cause all directors (amministratori) of NewCo, Fema and IMB to resign by means of letters of resignation in the form of Exhibit 9.3(b)(i) ;

(ii)	if so requested by the Purchaser, cause all directors of VRV India and Cryo to resign by means of letters of resignation in the form of Exhibit 9.3(b)(i);

(iii)

deliver to Purchaser a certificate executed by the Seller: (a) acknowledging that no Closing Action novates or supersedes this agreement; and (b) confirming (except as otherwise communicated pursuant to Section 11.3(a)) and without prejudice for the Seller’s indemnification obligations in Section 14 below that each of the Seller’s Representations and Warranties and the Shareholders’ Representations and Warranties was accurate in all material respects as of the date of this agreement and is accurate in all material respects as of the Closing as if made on the Closing Date, unless such Seller’s Representations and Warranties or such Shareholders’ Representations and Warranties, as the case may be, were specifically given only as of the date of this agreement;

(iv)	cause the shareholder ledger of NewCo to be updated to record the transfer of ownership of the Interest in the name of the Purchaser;

(c)	the Purchaser will:

(i)	pay the Base Price in accordance with Section 7.4;

(ii)	pay or assume all Taxes and notary fees necessary for the transfer, filing or recording of Interest;

(iii)

deliver to the Seller a certificate executed by the Purchaser: (a) acknowledging that no Closing Action novates or supersedes this agreement; and (b) confirming that each of the Purchaser’s Representations and Warranties was accurate in all material respects as of the date of this agreement and is accurate in all material respects as of the Closing as if made on the Closing Date, unless otherwise indicated therein;

(d)

the Seller will procure that a shareholder’s meeting of NewCo and the Subsidiaries (except for VRV India) is held in plenary session to resolve to appoint new boards of directors (or, in the case of Cryo, a new chairman) in accordance with the instructions of the Purchaser;

(e)

the Purchaser and the Seller, if so requested by the Purchaser and provided that the Purchaser has given to the Seller all the required information and cooperation at least 10 Business Days prior to the Closing Date, will cause VRV India, to (i) convene a meeting of the board of directors of VRV India on the Closing Date to appoint the individuals nominated by the Purchaser as additional directors of VRV India as of the Closing Date, and take on record the resignation of the resigning directors of VRV India; (ii) file appropriate forms with the jurisdictional registrar of companies to intimate the appointment of individuals nominated by the Purchaser as additional directors of VRV India, and to intimate the resignation of the resigning directors of VRV India; (iii) reflect the appointments and the resignations in the register of directors, key managerial personnel and their shareholdings maintained by VRV India; and (iv) take such other actions as may be required to reflect the appointments and the resignations.

(f)

the Parties will take any other actions, perform any other obligations, and execute or exchange any other instruments necessary or opportune to (a) transfer to Purchaser good and valid title to the Interest, free and clear of all Encumbrances, (b) comply in all respects with the bylaws.

9.4.	Closing as a sole transaction

All Closing Actions will be deemed as one, single and simultaneous transaction. Accordingly, no action will be deemed to have been taken, no obligation will be deemed to have been performed and no instrument will be deemed to have been exchanged unless and until all other actions will have been taken, all other obligations will have been performed, and all other instruments will have been exchanged as set forth in Section 9.3.

9.5.	No novation

The Parties acknowledge and agree that any Closing Action will have the sole purpose of carrying into effect this agreement. Accordingly, unless a clear contrary intention appears, no Closing Action will be deemed, interpreted or construed to novate, substitute or in any way supersede any of the terms of this agreement, including but not limited to the Seller’s Representations and Warranties, the Shareholders’ Representations and Warranties, and any and all indemnities, which will remain in full force and effect to the full extent provided herein. In the event of any conflict or inconsistency between the terms of this agreement and the terms of any Closing Action, the terms of this agreement will always prevail and govern.

9.6.	Post – Closing undertakings

The Seller (i) shall cooperate with the Purchaser and NewCo in order for NewCo to obtain the re-issuance (or volturazione) of all the Permits and Environmental Permits relating to the VRV Business which may not be obtained or transferred on or prior to the Closing Date; and (ii) shall cooperate with the Purchaser and NewCo in connection with any other filing, declaration, action or formality that may be necessary or required in connection with the transfer of the assets comprising the VRV Business or otherwise in connection with the transactions contemplated under this agreement. In addition, the Shareholders shall, and shall cause Seller to, perform all actions indicated in Exhibit 8.1(d) as Post Closing Actions.

10.	TERMINATION

10.1.	Termination pursuant to section 1456 of the Italian civil code (clausola risolutiva espressa)

Pursuant to section 1456 of the Italian civil code, if the Shareholders are, or if the Seller is, in material breach of any of their obligations under Article 11 (Seller’s and Shareholders’ obligations prior to Closing), this agreement will be terminated by effect of law (risolto di diritto) when the Purchaser gives notice to the Seller of the Purchaser’s election to avail itself of this termination clause (clausola risolutiva espressa).

10.2.	Termination pursuant to section 1373 of the Italian civil code (recesso) – Purchaser

Pursuant to section 1373 of the Italian civil code, the Purchaser may unilaterally terminate (recedere da) this agreement at any time prior to or at the Closing (regardless of the fact that the Parties have commenced to perform this agreement):

(a)	if the Closing has not occurred on or before the Drop-Dead Date, or such later date as the Parties may agree to in writing;

(b)	if the Transaction contravenes, conflicts with, or results in a violation or breach of any applicable Law;

(c)	if any Governmental Body impedes the Transaction (except with respect to an Antitrust Proceeding); or

(d)

if the Purchaser becomes aware of a material breach of any of the Seller’s Representations and Warranties or the Shareholders’ Representations and Warranties such as to cause or likely to cause Indemnifiable Liabilities for an amount greater than the Cap and not arising from a natural hazard outside of human control (i.e., an “act of God”) (the “Excess Indemnifiable Liabilities”), provided however that:

(i)	the Purchaser shall promptly notify the Seller of such a material breach and the relevant amount thereof in accordance with Section 19.1 below;

(ii)

the Purchaser may not exercise the termination right (diritto di recesso) unless at least 7 (seven) Business Days have lapsed after the notice described under (i) above has been received by the Seller;

(iii)	the Purchaser’s election not to terminate (recedere da) this agreement pursuant to this Section 10.2(d) will not affect the Purchaser’s right to indemnification under Article 14; but

(iv)

in case the Seller delivers to the Purchaser in accordance with Section 19.1, within 7 (seven) Business Days after their receipt of the notice described under (i), a written statement by means of which the Seller undertakes to indemnify and hold the Purchaser harmless from and against any actual Excess Indemnifiable Liabilities regardless of the Cap up to the relevant amount of the Excess Indemnifiable Liabilities, provided that any applicable limitations provided in Article 14 (except for the Cap which will be increased according to the Excess Indemnifiable Liabilities, but only in respect of such Excess Indemnifiable Liabilities) shall apply to such Indemnifiable Liability (the “Letter of Excess Liabilities Indemnification”), then the Purchaser will not be entitled to terminate this agreement according to this letter (d).

10.3.	Termination pursuant to section 1373 of the Italian civil code (recesso) – Seller

Pursuant to section 1373 of the Italian civil code, the Seller may unilaterally terminate (recedere da) this agreement at any time prior to or at the Closing (regardless of the fact that the Parties have commenced to perform this agreement):

(a)	if the Closing has not occurred on or before the Drop-Dead Date, or such later date as the Parties may agree to in writing;

(b)	if the Transaction contravenes, conflicts with, or results in a violation or breach of any applicable Law; or

(c)	if any Governmental Body impedes the Transaction (except with respect to an Antitrust Proceeding).

10.4.	Effect of termination

If this agreement is terminated (risolto) pursuant to Section 10.1 or if either Party unilaterally terminates (recede da) this agreement pursuant to Section 10.1, all obligations of the Parties under this agreement will automatically and immediately terminate, except that the obligations of the Parties in this Section 10.4 and Chapters I and VI will survive.

CHAPTER III

– INTERIM PERIOD –

11.	SELLER’S AND THE SHAREHOLDERS’ OBLIGATIONS PRIOR TO CLOSING

11.1.	Conduct of VRV and the VRV Group during the Interim Period

The Shareholders and the Seller, as the case may be, will procure that VRV, until the date of effectiveness of the Contribution, and each member of the VRV Group, during the Interim Period,: (i) is conducted without entering into any agreement, or incurring in any obligation, liability or indebtedness or taking any other action which exceeds the Ordinary Course of Business; and (ii) preserves intact its current business organization and maintain its relations and goodwill with the suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it. In particular, and without limitation to the generality of the foregoing, the Shareholders and the Seller will cause VRV, until the date of effectiveness of the Contribution, and, for the entire duration of the Interim Period, each member of the VRV Group not to (in each case without the prior written consent of the Purchaser, which shall be considered as granted in case no answer is received by the Seller within 3 Business Days following their written request of consent addressed to the representatives of the Purchaser specified in, and in accordance with, Section 19.1):

(a)

distribute dividends or repay capital reserves in any way and, more in general, change its capital structure (including carry out any return of capital, whether by reduction of capital or redemption or purchase of shares);

(b)

make any payments or cash disbursements, in any form or with any technical procedure, in favor of the Shareholders, the Seller or their Related Parties, except pursuant to the terms of the Related Party Leases as in effect as of the date hereof;

(c)	amend its Governing Documents or its business organization;

(d)

transfer to third parties the ownership of any of its business assets (whether movable or immovable, tangible or intangible) or place any Encumbrances on the same, with the exception of sale of Inventories, which will be allowed only in the normal and Ordinary Course of Business and anyway at a price not lower than their fair market value;

(e)

acquire the ownership or enjoyment rights (whether in rem or in personam, including the right of use originating from leasing agreements) on businesses, lines of business, interests in other Persons or any assets representing a tangible or intangible fixed asset;

(f)

hire new Employees with a yearly gross salary exceeding Euro 50,000.00 or executives (dirigenti) (regardless of their remuneration) or enter into agreements (even orally) with new Independent Contractors;

(g)

grant any increases in salary, retribution, or in the fee or commissions to its own Employees or Independent Contractors and, more in general, amendments to the terms and conditions governing the relationships with the same;

(h)

enter into any bargaining collective agreement or amend any existing bargaining company collective agreement except to the extent necessary to replace any existing collective bargaining agreement which is about to expire;

(i)	enter into any settlement agreement or waiver with third parties having a value exceeding Euro 250,000.00;

(j)

change the payment terms agreed with its own suppliers or clients or of those resulting from invoices issued by or to the same, or grant discounts to customers (except that VRV and the VRV Group shall be permitted to agree in writing with any such suppliers to delay the payment of payables thereto);

(k)

grant loans or guarantees (whether personal or in rem) to any third parties, remit debts or waive any receivable or make earlier repayments (in whole or in part) of any loan or line of credit and, more in general, change the terms and conditions relating to the indebtedness existing with banking institutions or other financial institutions or undertaking of any commitment in favor of third parties not in the normal and ordinary carrying out of the Relevant Business;

(l)	enter into any new indebtedness or increase the amount of any existing indebtedness on terms other than market standard terms or terms that are otherwise consistent with the VRV Group’s past practice;

(m)	assign receivables (with or without recourse) or enter into of factoring agreements with regard to the same;

(n)	amend its own accounting principles or of the way in which they are applied;

(o)	fail to file its own tax returns or to pay Taxes due under the applicable Law;

(p)	grant powers of attorney or delegate powers to directors, Employees or third parties;

(q)

enter into any assignment, license or sub-license agreements or similar agreements having as their subject matter, or anyway affecting the ownership of, the IP Rights owned by or licensed to VRV or the VRV Group;

(r)	wind up, liquidate or dissolve;

(s)	enter into any consultancy agreement or supply agreements other than those for the provision of goods and services pertinent to the Relevant Business;

(t)	fail to keep in force the Governmental Authorizations necessary to carry out the Relevant Business;

(u)

fail to keep in force the insurance policies existing at the date of execution of this agreement and, in any event, fail to provide a proper insurance coverage for risks inherent to the Relevant Business;

(v)	breach any of the obligations arising out of the agreements to which it is a party, to any material extent;

(w)

enter into, terminate or amend agreements of any type with the Shareholders, the Seller or their Related Parties, or take actions, make payments or cash disbursements, in any form or with any technical procedure (including, by way of example only, (i) distribution of profits or reserves, (ii) payment of fees to advisors who provided their services in connection with the Transaction, (iii) granting, disbursement, repayment or withdrawal of repayment of loans, (iv) transfer of assets or receivables, (v) payment of bonuses or fees other than the ordinary salary, (vi) undertaking of commitments in relation to any of the transactions described above), which, directly or indirectly, have as their counterparties or favor the Shareholders, the Seller or their Related Parties; provided, however, that VRV and the VRV Group shall be permitted to comply with the terms of the Related Party Leases as in effect as of the date hereof;

(x)

enter into, amendment or termination of agreements having a term longer than 12 months and not contemplating the right of withdrawal or providing for right of withdrawal with a notice exceeding 12 months, excluding, for the avoidance of doubt, any purchase order from customers or to suppliers;

(y)

enter into, amendment or termination of agreements having a unit value exceeding Euro 1,000,000.00, in terms of costs or revenues, excluding, for the avoidance of doubt, any purchase order from customers or to suppliers;

(z)	enter into, amendment or termination of agreements containing provisions limiting competition;

(aa)	agree to carry out any of the above.

11.2.	Access and investigation

During the Interim Period and upon no less than 72 hours’ notice received from the Purchaser, the Shareholders will (and will cause VRV and the members of the VRV Group to):

(a)

afford the Purchaser and its Representatives reasonable access, during regular business hours, to VRV’s and the VRV Group’s personnel, properties, contracts, Governmental Authorizations, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of VRV or the VRV Group;

(b)

furnish the Purchaser and its Representatives with copies of all such contracts, Governmental Authorizations, books and records and other existing documents and data as the Purchaser may reasonably request;

(c)	furnish the Purchaser and its Representatives with such additional financial, operating and other relevant data and information as the Purchaser may reasonably request; and

(d)	keep the Purchaser promptly informed as to the status of the Contribution and deliver to the Purchaser copy of all the relevant documents.

11.3.	Other Seller’s and Shareholders’ obligations prior to Closing

The Shareholders and the Seller shall:

(a)

during the entire period between the date hereof and the Closing Date, promptly inform the Purchaser in writing upon their becoming aware of any material breach of any of the Seller’s Representations and Warranties or the Shareholders’ Representations and Warranties, or any of the covenants contained herein;

(b)

during the entire period between the date hereof and the Closing Date, cause VRV or the VRV Group not to undertake or enter into any obligations to or from, or contracts or transactions with, any Persons (including customers, suppliers and distributors or other similar agents) located in, or with respect to any project located in or products or services destined to, the Designated Country;

(c)	as soon as practicable after the date hereof and in any event prior to the Closing Date, amend the Related Party Leases in accordance with Exhibit 11.3(c);

(d)

as soon as practicable after the occurrence of the Contribution, notify or cause to be notified VRV’s customers and suppliers (other than customers and suppliers belonging to the Iran Business) of the occurrence of the Contribution; provided, however, that prior to any such notification, the Seller and the Purchaser shall mutually agree upon the form, content and manner of such notification;

(e)

as soon as practicable after the Contribution and in any event within one 1 Business Day thereafter, send to each of the customers (or former customers) listed in Exhibit 12.15 a letter substantially in the form attached hereto as Exhibit 11.3(e) and provide to the Purchaser adequate evidence reasonably satisfactory for the Purchaser of such letter having been delivered.

(f)

on or prior to the Closing Date, procure that a shareholders’ meeting of VRV is held to resolve upon the change of its corporate name, removing the word “VRV” or any similar word, it being understood that from the date on which the shareholders’ meeting of VRV is held, VRV shall cease to use the word “VRV” or any other IP Rights in its corporate name or otherwise, other than for the sole purpose of communicating its former corporate name and identity to third parties;

(g)	On or prior to the Contribution, take or cause to be taken the actions listed in Exhibit 8.1(d) as Pre-Contribution Actions.

CHAPTER IV

– ANCILLARY WARRANTY COVENANT –

12.	SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller makes to the Purchaser the representations set out in Sections 12.1 to 12.22 and, in connection with such representations, makes the following warranties (such representations and warranties are collectively referred to as the “Seller’s Representations and Warranties”) and each of the representations set out in Sections 12.1 to 12.22, considered individually, is true, correct, exact and accurate as of the date of this agreement and, unless otherwise specified, will be true, correct, exact and accurate as of the Closing Date as if then made and are subject to, and limited by, any and all information Disclosed in the Data Room Documents which shall be considered in all respects as an exception thereto.

The Seller’s Representations and Warranties and the Shareholders’ Representations and Warranties (as defined below) are the sole representations and warranties of the Seller and the Shareholders and on which the Purchaser may rely upon by entering into this agreement, and neither the Seller nor the Shareholders give any other representations, warranties or promises of quality.

No other statement, promise or forecast made by or on behalf of the Seller may form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this agreement.

For purposes of this Article 12 (and this Article 12 only), any and all references to the “VRV Group” shall be deemed to include Newco, the Subsidiaries and, until the date of the Contribution, VRV.

12.1.	Effects of this agreement; capacity of the Seller

(a)	This agreement creates valid, effective and binding obligations for the Seller, applicable to, and enforceable against it in compliance with the terms contained herein.

(b)

Once executed and/or exchanged between the Parties, each act to be executed on the Closing Date shall create for the Seller valid, effective and binding obligations applicable to, and enforceable against it in compliance with the terms of such act to be executed on the Closing Date.

(c)

The Seller has full legal capacity, as well as the right, authority and requirements to execute, exchange and enter into this agreement and all the acts to be executed on the Closing Date to be executed, exchanged and entered into by the same, as well as to perform them and to fulfill all the obligations provided for therein.

(d)

The execution of this agreement or of the acts to be executed on the Closing Date, their performance, the fulfillment of the obligations provided for therein and/or the accomplishment of the Transaction:

(i)

shall not be regarded as a breach of, or failure to comply with, any provision contained in the articles of association or in the by-laws of the VRV Group’s companies, or of any resolution adopted by the corporate bodies of the VRV Group’s companies;

(ii)	shall not be regarded as a breach of, or failure to comply with, any provisions of Law applicable to the VRV Group’s companies or to the Seller;

(iii)

subject to the obtainment of the Antitrust Clearance (if any is required in connection with an Antitrust Proceeding), shall not entitle any Governmental Body or other Person to challenge, object, prevent, interrupt, increase the burden of or suspend the Transaction, or to adopt or obtain any Order against the VRV Group’s companies, the Seller, or their assets;

(iv)

subject to the obtainment of the Antitrust Clearance (if any is required in connection with an Antitrust Proceeding), shall not be regarded as a breach of, or failure to implement or comply with, any Governmental Authorization of which the VRV Group’s companies are the recipient, holder or beneficiary or which is anyway needed by the same to carry out their activity;

(v)

subject to the obtainment of the Antitrust Clearance (if any is required in connection with an Antitrust Proceeding), shall not grant any Governmental Body the right or power to revoke, interrupt, suspend, cancel, increase the burden of or amend any Governmental Authorization of which the VRV Group’s companies are the recipient, holder or beneficiary or which is anyway needed by the same to carry out their activity;

(vi)	shall not grant any Person the right to set up any Encumbrance on shares issued by any VRV Group’s company or on its business assets.

12.2.	Incorporation and existence, shares and corporate capital, solvency

(a)

VRV, NewCo, Fema, IMB and VRV Services are companies duly incorporated and validly existing in compliance with the Laws of Italy. VRV, NewCo, Fema, IMB and VRV Services are not in any of the situations set out in Articles 2482-bis and 2482-ter of the Italian Civil Code. VRV, NewCo, Fema, IMB and VRV Services are solvent companies under the Laws of Italy, and have never been (i) subject to any insolvency procedures whatsoever; (ii) in a state of liquidation; (iii) party to agreements for the restructuring of its own debts; or (iv) in a state of insolvency or anyway in the de facto or de iure condition to be subject to any insolvency procedures whatsoever or in a state of liquidation.

(b)

VRV India is a company duly incorporated and validly existing in compliance with the Laws of India, is in good standing and is not in a state of insolvency or financial distress. VRV India is a solvent company under the Laws of India, and it has never been (i) subject to any insolvency procedures whatsoever; (ii) in a state of liquidation; (iii) party to agreements for the restructuring of its own debts; or (iv) in a state of insolvency or anyway in the de facto or de iure condition to be subject to any insolvency procedures whatsoever or in a state of liquidation. All investments by VRV, NewCo, and VRV Services into VRV India have been undertaken in compliance with applicable Laws, including the foreign exchange management act, 1999 and the rules and regulations thereunder, and all reporting requirements for such investments, annual reporting requirement for the investments and any other reporting requirements applicable to an Indian company having foreign investment have been completed in compliance with applicable Laws.

(c)

Cryo is a company duly incorporated and validly existing in compliance with the Laws of France, is in good standing and is not in a state of insolvency or financial distress. Cryo is a solvent company under the Laws of France, and it has never been (i) subject to any insolvency procedures whatsoever; (ii) in a state of liquidation; (iii) party to agreements for the restructuring of its own debts; or (iv) in a state of insolvency or anyway in the de facto or de iure condition to be subject to any insolvency procedures whatsoever or in a state of liquidation.

(d)

There are no shareholders of NewCo other than the Seller. The Seller shall have full and exclusive ownership of and title to the Interest. The Interest has been validly issued, is fully subscribed and paid up, represent 100% of the authorized, subscribed and paid up corporate capital of NewCo, and is and will be at the Closing Date free from Encumbrances and freely transferable, save for the pre-emption rights provided for in the By-laws.

(e)

The corporate capital of the Subsidiaries, resolved and fully paid-in, is that described in Recital (C). There are no shareholders of the Subsidiaries other than those listed in Recital (C). VRV has as of the date hereof, and Newco shall have following the consummation of the Contribution, full and exclusive ownership of and title to the participation in the capital of the Subsidiaries as described in Recital (C) Such participations have been validly issued, are fully subscribed and paid up, represent the percentage of the authorized, subscribed and paid up corporate capital of each of the Subsidiaries indicated in Recital (C).

(f)

There are no instruments whatsoever convertible into participations of the VRV Group’s companies, or agreements or rights of any kind relating to the subscription, purchase, transfer of, or to the setting up of Encumbrances on, the participations of the VRV Group’s companies. No transactions were carried out or are in progress that may give rise to an increase or decrease in the corporate capital of the VRV Group’s companies or that may give rise to shareholders’ and/or third parties’ rights to subscribe participations in the VRV Group’s companies.

(g)	No VRV Group’s company has issued bonds, participating financial instruments, or other instruments.

(h)	The shares of each of the Subsidiaries are free of any Encumbrances or other third party rights.

(i)	The VRV Group’s companies have full legal capacity to act, all titles, Governmental Authorizations and the full right and all powers to:

(i)

carry out the business that represents their corporate object (including the Relevant Business) and, in any event, the business that any of them actually carries out, in the way the same are presently carried out;

(ii)	own and use the assets owned and used by the same in the carrying out and for the carrying out of its own business; and

(iii)	fulfil and act in compliance with all the obligations incumbent on the same under the applicable Laws and the agreements to which they are a party.

(j)

The VRV Group’s companies are duly authorized and qualified to carry out their own business also according to the Laws of every state in which a Governmental Authorization is required because of the assets it owns or uses, or because of the business that they carry out in such states.

(k)

There are no pending applications for the bankruptcy of any VRV Group’s company or for having the same subjected to other insolvency proceedings. There are no shareholders agreements, trust mandates or other agreements concerning the exercise or enjoyment of administrative rights in the corporate bodies of any VRV Group’s company, the exercise or enjoyment of proprietary rights in said company, or the circulation of the shares of the same.

(l)

The shareholders’ meeting resolving upon the Capital Increase was duly and validly convened, held and adopted and the Capital Increase has been subscribed in full by VRV through the execution of the Deed of Contribution of the VRV Business.

(m)

VRV and NewCo have duly and validly executed the Deed of Contribution relating to the VRV Business and the obligations set out thereunder are valid and binding obligations of each VRV and NewCo, enforceable against each of them.

(n)

The resolution on the Capital Increase and Deed of Contribution are valid, fully effective and duly registered in the Register of Enterprises and NewCo has full title, free and clear from any Encumbrance, to the VRV Business.

12.3.	Relationships with the Related Parties

(a)

Except for the Related Party Leases, there are no relationships existing between any VRV Group’s company and its Related Parties. All previously or still existing relationships between any VRV Group’s company and its Related Parties have been entered into on conditions that are not less favorable than those that would have been applied with independent third parties, for actually existing transactions, in compliance with the provision of Law, and are or have been properly performed between the parties.

(b)

There are no rights accrued and not extinguished in favor of the directors of any VRV Group’s company in relation to their previous relationship with any VRV Group’s company, or in relation to their resignation under this agreement, and, in such respect, there will be no charges of any origin and nature incumbent on any VRV Group’s company, other than accrued pro-rata compensation and severance payment (trattamento di fine mandato) already resolved upon by the shareholders’ meeting and/or the board of directors as Disclosed in the Data Room Documents.

(c)

None of the Shareholders, the Seller nor their Related Parties have any credit rights towards any VRV Group’s company because of any previous loans or for any other reasons, other than (i) accrued pro-rata compensation and severance payment (trattamento di fine mandato) already resolved upon by the shareholders’ meeting and/or the board of directors as Disclosed in the Data Room Documents or (ii) pursuant to the terms of the Related Party Leases existing as of the date hereof.

12.4.	Articles of association and by-laws; corporate and accounting books

(a)	The articles of association and by-laws in force of any VRV Group’s company have been duly adopted, approved, published and registered in accordance with the applicable Laws.

(b)

All material documents relating to any VRV Group’s company that, according to the applicable Laws, were supposed to be filed or registered with public offices or public registers, have always been duly filed and registered and if filed and/or registered later that the applicable due date under applicable Law, penalties or late filing fees has been paid for such delay in filing the document.

(c)

Any VRV Group’s company has at all times kept and updated its corporate books in compliance with the applicable Laws. All books, registers and other compulsory accounting documents, as well as any other book, register or instrument adopted by any VRV Group’s company have been and are duly kept and updated in accordance with the applicable Laws.

(d)

VRV has no holdings or interests in Persons other than the Subsidiaries, and it is not a party to joint venture agreements, consortium agreements or temporary association of companies. The Subsidiaries have no holdings or interests in Persons.

12.5.	Financial Statements

(a)

The 2016 Financial Statements, the 2017 Financial Statements and the Reference Financial Statements have been drawn up in accordance with the applicable Laws and the Accounting Principles and fairly represent in all material respects the operating, financial and economic position of the VRV Group as of the respective reference date and the results of operations realized by the same in the financial year (or part of financial year) ended on such date.

(b)

The financial and operating position of the VRV Group is subject to no variation compared to that indicated in the Reference Financial Statements, except for variations attributable to the day to day management in the period subsequent to 30 June 2018 carried out in compliance with the rules under Section 10.1.

(c)

The VRV Group has not incurred any liability, whether current or potential, besides those resulting from the Reference Financial Statements and those arisen following such date as a result of the day to day management carried out in compliance with the rules under Article 10.

(d)	Following the reference date of each Reference Financial Statements, the VRV Group has not carried out any of the acts listed in Section 10.1.

12.6.	Receivables

(a)

VRV Group’s receivables (including tax credits) reflected in the Reference Financial Statements are shown net of bad debt provision and of any reasonable or necessary allocation or provisions for receivables risk.

(b)

VRV Group’s receivables reflected in the Reference Financial Statements, as well as those arisen afterwards are valid, current, certain, liquid and payable within normal time limits, are not disputed and are not subject to conditions, and VRV Group has full and free title thereto.

(c)	No legal actions have been taken for the collection of VRV Group’s receivables included in the Reference Financial Statements;

(d)

To the Seller’s Knowledge, none of VRV Group’s debtors is in a situation such as to presume that it will be unable to pay its debts and accordingly all VRV Group’s receivables are collectable in the amounts shown in the Reference Financial Statements and within normal time limits.

(e)	No recourse or set-off claims with regard to VRV Group’s receivables shown in the Reference Financial Statements are pending or threatened in writing.

(f)	To the Seller’s Knowledge, there are no payments of receivables already collected by the VRV Group that may be subject to claw back or similar actions.

12.7.	Business complex

(a)

Except as Disclosed in the Data Room Documents, VRV Group’s business complex and the assets forming the same are free from Encumbrances. There are no agreements relating to the transfer of VRV Group’s business complex or to the transfer of rights or to the setting up of Encumbrances on the same other than sale of inventory in the Ordinary Course of Business.

(b)

Except as Disclosed in the Data Room Documents, the assets (whether intangible or tangible, movable or immovable, registered or non-registered) forming part of VRV Group’s business complex are free from Encumbrances and are sufficient to carry out the Relevant Business in all material respects in the way in which it has been carried out during the past twelve (12) months.

12.8.	Inventories

(a)	The VRV Group is not in possession of Inventories which are not its property or which have already been sold.

(b)

All Inventories have been classified, appreciated and accounted for in the 2016 Financial Statements and in the 2017 Financial Statements Financial and in the Reference Financial Statements in accordance with the Accounting Principles.

(c)

All Inventories purchased by the VRV Group after 30 June 2018 have been purchased during the normal business activity, in compliance with the practice previously followed, at a cost not exceeding arm’s length market prices at the time of purchase.

(d)	The quantities of VRV Group’s Inventories for each type of goods making up the same are not unreasonably excessive, given the current and expected sales volumes of the VRV Group.

(e)	The VRV Group has not undertaken any commitment to purchase or repurchase Inventories from third parties.

(f)	All Inventories purchased or sold by the VRV Group have always been duly invoiced and recorded.

12.9.	Fixed assets

(a)

The VRV Group has full and sole title and undisturbed possession, on the basis of continuous and uninterrupted registration, of all real property reflected in the Reference Financial Statements and described in the Data Room Documents.

(b)

The VRV Group has the exclusive and undisputed availability of all real estate used by the same pursuant to lease, rent, gratuitous loan, leasing or other agreements, which are Disclosed in the Data Room Documents. There are no lease agreements other than those Disclosed in the Data Room Documents, and no relationships or situations that may be lawfully redefined as lease agreements.

(c)

Lease, rent, leasing, gratuitous loan agreements or other types of agreements to which the companies belonging to the VRV Group are a party and referring to real property are valid, effective, fully compliant with all applicable provisions of Law (including law no. 392 of 27 July 1978 to the extent applicable), and create valid, effective and binding obligations for the relevant VRV Group’s company and the relevant counterparties, applicable to and enforceable against each of them according to the terms contained therein. With reference to said agreements: (i) to the Seller’s Knowledge, there are no facts, acts or circumstances that may entitle the relevant lessors to withdraw from or terminate the agreements before their natural expiry; and (ii) all maintenance works carried out by the VRV Group and improvements and additions made to the real property that are the subject-matter of said lease agreements have been carried out in compliance with the applicable Laws, with the consent of the relevant lessors and in compliance with the contractual provisions.

(d)

Real property owned by the VRV Group are free from Encumbrances, except for possible mortgages relating to mortgage loans taken out for the purchase of the same (which are recorded in the relevant Reference Financial Statements), and are not subject to any Orders or Proceedings whatsoever (including, without limitation, eviction, squatting, expropriation or repossession Proceedings) that could prejudice their free, quiet and lawful enjoyment by the VRV Group.

(e)

Except as Disclosed in the Data Room Documents, the real properties owned or used by the VRV Group (pursuant to lease, rent, gratuitous loan, leasing agreements or otherwise): (i) are in good state of preservation; (ii) are suitable for the performance of the activities that are presently carried out therein according to the applicable Laws; (iii) are compliant with the applicable provisions of Law on construction, environment, hygiene and health, fire prevention, safety of plants and safety in the work places in all material respects; (iv) have all the Governmental Authorizations necessary for their lawful possession and use.

(f)

No company of the VRV Group is subject to any obligation to purchase or sell, on any grounds, real property or assets that are tangible assets (other than Inventories in the Ordinary Course of Business).

12.10.	Movable assets

(a)

The VRV Group’s companies have full and sole title and undisturbed possession of machinery, systems, equipment, fixtures, tools, vehicles and of the other movable assets shown in the Reference Financial Statements and in the assets register, free from Encumbrances.

(b)

All machinery, systems, equipment, fixtures, tools, vehicles and the other movable assets owned or used by the VRV Group’s companies (pursuant to lease agreements, leasing or otherwise) in the carrying out and for the carrying out of the Relevant Business: (i) have been purchased and/or are held by the same pursuant to valid and effective agreements, compliant with applicable provisions of Law, that create valid, effective and binding obligations for the parties thereto, applicable to, and enforceable against, each of them according to the terms contained therein; (ii) are existing; (iii) if owned by the VRV Group, are free from Encumbrances and freely transferable; (iv) are functioning and suitable for the use for which they are designed subject to normal wear and tear; (v) are in good state of preservation and maintenance also in compliance with the manufacturer’s instructions; (vi) are substantially complaint with all applicable Laws (including safety laws).

12.11.	Intangible assets

(a)	The VRV Group’s companies have full title to use on an exclusive basis and without any limitation whatsoever their name or corporate name.

(b)	The Data Room Documents disclose all relevant information regarding all IP Rights owned by the VRV Group.

(c)

The Data Room Documents include a description of the Secret Information of the VRV Group, so as to be able to check that the Secret Information are (i) significant for the business carried out by the VRV Group and (ii) secret, inasmuch as not generically known or accessible.

(d)	The Data Room Documents include a copy of all license agreements entered into by the VRV Group, as licensor or licensee, pertaining to IP Rights.

(e)	There are no Proceedings whatsoever, whether pending or threatened in writing, relating in any way to the IP Rights owned by or licensed to the VRV Group.

(f)	VRV Group has full title to all IP Rights owned by the same, which are acknowledged as existing, used, valid and enforceable.

(g)

There are no Encumbrances, agreements and/or third parties’ rights limiting or restricting in any way the use by the VRV Group of the IP Rights owned by or licensed to the same. There are no third parties that may validly claim rights, powers or faculty of any kind interfering with IP Rights owned by the VRV Group and, to the Seller’s Knowledge, licensed to the VRV Group, and, with reference to patents, there are no pending claims from the relevant inventors.

(h)	The VRV Group has duly and promptly paid any Taxes due and fulfilled the other obligations required by law for the preservation of the IP Rights owned by the same.

(i)

The VRV Group’s companies have taken all appropriate measures to keep the confidentiality of the Secret Information and have bound to confidentiality their own Employees, Independent Contractors and/or anyone who has gained knowledge thereof for any reason.

(j)

There are no claims for fair compensation pursuant to Article 64 of legislative decree no. 30 of 10 February 2005, or similar, made against the VRV Group, concerning IP Rights even if only partially developed.

(k)

All of the VRV Group’s material software is Disclosed in the Data Room Documents, all of which is working and does not incorporate, in whole or in part, computer programs covered by open source licenses (except in each case for software that is available generally through retail stores or is otherwise subject to “shrink-wrap” or “click-through” license agreements).

12.12. Guarantees

(a)

The VRV Group has not issued suretyships, letters of patronage or other personal or in rem guarantees of any type in favor of third parties, with the exception of those included in the Data Room Documents.

(b)	Suretyships, letters of patronage or other personal or in rem guarantees issued by anyone in favor of the VRV Group’s companies are included in the Data Room Documents.

12.13.	Contracts

(a)

All Material Contracts to which the VRV Group’s companies are a party: (i) are valid, enforceable and in force; (ii) were concluded on terms and conditions compliant with market standards; (iii) have always been materially fulfilled by the parties thereto; (iv) are compliant with applicable provisions of Law; (v) create valid, effective and binding obligations for the parties thereto, which are applicable to and enforceable against each of them according to the terms contained therein; and (vi) after the Closing the relevant consideration and terms shall remain the same as those in force at the date of execution of this agreement.

(b)

As of the date of this agreement, none of VRV Group’s company have been informed of the intention of any of their customers or suppliers, or any co-contractor, to terminate or modify, on terms less favorable, its commercial or contractual relations with one of the VRV Group’s company.

(c)

Except as Disclosed in the Data Room Documents, none of the contracts to which the VRV Group’s companies are a party contains provisions which provide for the termination and/or dissolution of the contract, which grant the contracting third party the right to withdraw or to enforce the guarantees given, if any, which require a consent, notice or other action in connection with the Transaction, or which otherwise contain less favorable contractual provisions in the event of completion of the Transaction.

(d)

Except as Disclosed in the Data Room Documents, neither any VRV Group company nor any Seller is required to, in connection with the Transaction, provide any notice to or obtain any Consent from any Person or Governmental Body.

(e)

The contractual relationships with customers and suppliers of the VRV Group’s companies have always been carried out in accordance with standard practice and/or the commitments undertaken in all material respects and have not generated returns of goods higher than those reflected in the Reference Financial Statements.

(f)

Premiums relating to insurance policies taken out by the VRV Group’s companies have been paid and said policies are valid and effective and shall remain binding until their natural expiry, even after the Closing Date. The Shareholders and the VRV Group’s companies have not engaged in or omitted acts or behaviors that may cause the loss of the right to indemnity provided for by the aforesaid policies. Except for those Disclosed in the Data Room Documents, no VRV Group’s company is bound by any Material Contracts.

(g)	All powers of attorney granted by the VRV Group’s companies are listed in the Data Room Documents and can be revoked at any time by the relevant VRV Group’s company.

12.14.	Relationships with Banks and Financial Data

As of September 25, 2018 Exhibit 12.14:

(a)	includes a true and correct representation of VRV Group’s bank debts and other financial payables; and

(b)

lists and describes in short: (1) all current accounts existing between any VRV Group’s company and the banking institutions; (2) all loans granted by banking institutions to any VRV Group’s company, with separate indication of existing overdraft facilities and credit lines; (3) all contracts covering the risks on foreign exchange and interest rates and derivative contracts to which any VRV Group’s company is a party; (4) all loans granted by any VRV Group’s company for any reason in favor of third parties; (5) leasing or factoring relationships to which any VRV Group’s company is a party.

12.15.	Designated Country; India

(a)

As of the date hereof, Exhibit 12.15 sets forth a true and complete list of all of the VRV Group’s obligations to or from, and contracts or transactions with, any Persons (including customers, suppliers and distributors or other similar agents) located in, or with respect to any project located in or products or services destined to, the Designated Country.

(b)

Seller is a non-resident as per the Indian Income Tax Act, 1961. Seller is wholly controlled and managed from outside India, and all decision making powers and authority are exclusively exercised by the board of directors of Seller in Italy.

(c)

Seller does not have a “permanent establishment” in India as defined under Article 5 of the relevant Indian treaty, nor does it have any fixed place of business, branch office, management office, employees or agents in India.

12.16.	Transaction Expenses

No member of the VRV Group is, nor shall become, liable in any way for any Transaction Expenses.

12.17.	Tax aspects

(a)

The VRV Group has always acted in full compliance with all tax, currency and social security Laws applicable to the same, duly and timely fulfilling all obligations and provisions originating from time to time from said Laws.

(b)

The VRV Group’s companies have always promptly and properly filled out and filed all income tax returns and all other tax and fiscal declarations provided for by the applicable Laws (including those as withholding agent and those relating to VAT). Said declarations are true, complete and correct and accurately reflect all tax obligations of the company in relation to the tax year they refer to. All VRV Group’s companies’ tax losses, shown in said declarations, exist and may be used by the relevant company to offset its own taxable incomes, in accordance with the provisions of the applicable Laws.

(c)

All liquid and due Taxes and all contributions concerning the business of the VRV Group (including those payable as withholding agent) have been duly paid within the terms and in the amounts due according to the Laws applicable from time to time. Therefore, VRV Group has no tax debts of any kind, in respect of which payment is overdue

(d)

All taxes required to be collected, withheld or paid by the VRV Group have actually been collected, withheld or paid in good time to such end or, in the case of Taxes that have not yet fallen due, allocations have been made to reserves that are fully sufficient to cover the relevant charges.

(e)

The VRV Group was not served with any notice of assessment or other notices concerning the payment of Taxes, and there are no ongoing tax or currency inquiries or tax or currency Proceedings, besides those relating to the proceedings indicated in Exhibit 12.17(e).

(f)

All accounting records provided for by the applicable tax and fiscal Laws as well as any other accounting book, register or record concerning the VRV Group and provided for by the applicable tax and fiscal Laws, have always been duly kept and updated in compliance with the legal obligations and are properly drawn up and fully include entries and records in compliance with the legal obligations.

(g)

The tax return relating to tax year 2017, which VRV is required by Law to file within October 31, 2017, will be substantially compliant with the draft under Exhibit 12.17(g). Such tax return will properly incorporate and will be compliant with all applicable tax Law provisions and will show as amounts payable the same amounts that VRV has already paid and will pay in instalments as final balance of IRES (Corporate Income Tax) and IRAP (Regional Income Tax) 2017 according to the applicable provisions of Law.

12.18.	Labor and social security aspects

(a)

Employees working as employees of the VRV Group are only and exclusively those listed in the single work ledger (or in equivalent registers according to the applicable provisions of Law) of the companies belonging to the VRV Group. In particular, the Data Room Documents contains an accurate list, for each Employee: (i) name and surname; (ii) category; (iii) contractual level; (iv) duties; (v) type of contract and contractual term, if any; (vi) age; (vii) hiring date and contractual seniority, if any; and (viii) RAL. No Employee of the VRV Group has gained the right to receive any payment (including bonus, commission, mandatory and non-mandatory profit sharing schemes, share and other incentive schemes) besides what indicated therein, given that payments made as travel expenses refunds, monthly bonuses or else were made in such a way as not to be considered as acquired rights of said Employees.

(b)

As of September 25, 2018, Independent Contractors working with VRV Group as of such date are only and exclusively those listed in Exhibit 12.18(b), that lists, for each Independent Contractor: (i) name and surname or corporate name; (ii) principal or commissioning company; (iii) type of contract; (iv) scope of the assignment; (v) date of establishment of the relationship; (vi) term of the relationship; and (vii) overall consideration.

(c)

All relationships between the VRV Group and its Employees are regulated by individual or collective agreements entered into in writing, valid and effective according to the applicable provisions of Law, and contain all understandings anyway reached respectively between the relevant company of the VRV Group and its Employees and there are no other agreements between them (whether written or oral) that are not included therein.

(d)

There are no agreements or understandings, in whatever form, or company practices granting the Employees or Independent Contractors of the VRV Group, or the members of the administrative bodies of the VRV Group, particular rights, authorities or any form of protection or indemnification or compensation or consideration whatsoever in relation to the hypothesis of change of control of VRV or, indirectly, of the Subsidiaries, and there are no stability pacts or other guarantees conferring further rights in respect to those provided for by the applicable Laws or by collective labor agreements and contracts applied in case of withdrawal, for whatever reason or cause, or in case of the exercise of any other unilateral potestative right of any VRV Group’s company. There are no incentive schemes for Employees or Independent Contractors providing rights to the subscription or purchase or allotment of any VRV Group company’s shares, or incentive or salary schemes or any deferred and contingent compensations linked to the performance or to the value of the same. No VRV Group’s company has set up and participate in any pension fund, life-assurance or similar funds in favor of the Employees, and there are no obligations whatsoever to make payments or to contribute to pension funds or life-assurance unless those expressly provided for by the applicable Laws and collective labor agreements.

(e)

The VRV Group’s companies have always duly paid their Employees for all the services performed by them during their employment relationships (including supplementary working hours and overtime), in accordance with the applicable provisions of Law and with the agreements entered into with them. Sufficient funds have been allocated in the 2017 Financial Statements to cover the charges for sums or indemnities accrued but not yet payable to VRV Group’s Employees (by way of example in relation to severance pay and holidays not taken) in accordance with the applicable provisions of Law as of December 31, 2017. No VRV Group’s company has pending commitments or obligations whatsoever towards former Employees or former Independent Contractors.

(f)

There is no person previously employed or engaged by any VRV Group’s companies who now has or may have a statutory or contractual right to return to work or to be re-instated or re-engaged by one of the VRV Group’s companies.

(g)

All VRV Group’s Employees have always carried out only and exclusively the duties indicated in their relevant employment letter and, in any event, corresponding to their category and contractual level. In the last 5 years, VRV Group has been compliant with applicable Law concerning the working hours, overtime, rest and paid holidays of employees in all material respects.

(h)

The relationships with the Employees bound to the VRV Group by fix-term contracts have been organized and carried out in such a way that none of them should be considered as a permanent Employee according to the applicable provisions of Law or to have any claim against any VRV Group’s company.

(i)

Contractual relationships with Independent Contractors have been organized and carried out in such a way that none of them should be considered as an Employee of or may raise any claim against any VRV Group’s company according to the applicable provisions of Law.

(j)

None of the Employees or Independent Contractors of any VRV Group’s company is entitled to any payment, sum or benefit whatsoever besides, respectively, the relevant fees and the RAL and benefits owed to the same, as resulting from the applicable corporate and accounting books.

(k)

Except as Disclosed in the Data Room Documents, in the relationships with its Employees and Independent Contractors, and in the welfare and social security relationships with the competent Governmental Body, during the last 5 fiscal years, the VRV Group has complied with all the rules provided for by the Laws and by the applicable collective bargaining agreements and contracts.

(l)

Except as Disclosed in the Data Room Documents, there are no Proceedings or Orders relating to Employees, former Employees, Independent Contractors or former Independent Contractors of the VRV Group, nor pending or threatened in writing trade union litigations against any VRV Group’s company that may give rise to Liabilities for the latter. No employee of the VRV Group is involved in any strike, lock-out, industrial or trade dispute at the VRV Group.

(m)	The VRV Group’s companies fully comply with the Laws and regulations regarding employee representation, and information and/or consultation of these representatives.

(n)

Except as indicated in the registers of accidents of any VRV Group’s company, no occupational accidents have ever occurred to and no occupational disease have ever been reported for any Employees or Independent Contractors of any VRV Group’s company and all the persons protected by the applicable provisions of Law. No events have ever happened, and, to the Seller’s Knowledge, no circumstances or actual situations exist that, according to the applicable provisions of Law on safety and hygiene at work, may give rise to claims for compensation for damages or indemnifications or other Liabilities of any nature whatsoever (including claims pursuant to Article 26 of legislative decree no. 8 of 9 April 2008 as subsequently amended or claims connected to subrogation or recourse actions by INAIL—National Institute for Insurance against Labor Accidents).

(o)

During the last 5 fiscal years, the VRV Group’s companies have always complied with all the applicable provisions of Law on safety and hygiene at work towards their Employees and Independent Contractors and all persons protected by the applicable provisions of Law (including the rules under legislative decree no. 81 of 9 April 2008 as subsequently amended).

(p)

The VRV Group’s companies have never carried out individual or collective dismissals of Employees, unless in full compliance with any applicable legal and individual or collective contractual provisions.

(q)

The VRV Group’s companies are presently not subject to any inspection or check by the inspection services of the competent social security and welfare Governmental Bodies (including Labor Inspectorate, INPS – National Institute for Social Security and INAIL – National Institute for Insurance against Labor Accidents).

(r)

The VRV Group’s companies have entered into and managed services contracts, outsourcing agreements, labor-only subcontracting agreements or similar agreements in full compliance with the applicable provisions of Law. There are no pending claims against or, written requests to, any VRV Group company by the Employees of VRV Group’s contractors and their subcontractors for the payment of salary differences or differences in the payment of contributions, premiums and tax withholdings, or for the setting up of a direct employment relationship with the VRV Group’s companies. To the Seller’s Knowledge, there are no situations by virtue of which such objections or claims may be raised.

(s)

The VRV Group’s companies are not parties to any agreement or bound by any obligation vis-à-vis any of its former employees or its beneficiaries, in particular with regard to pensions or complementary retirement funds or pursuant to a dismissal, a resignation, or a retirement. Each VRV Group’s companies comply in all respect with the provisions of the Laws, the regulations and the collective bargaining agreement in relation with pensions.

12.19.	Litigations

Except as Disclosed in the Data Room Documents, no VRV Group’s company is a party and is involved in any Proceedings, and no Proceedings have been threatened in writing towards the same, and as far as reasonably known to the Seller, there are no ongoing inquiries or investigations, and no Orders have been served to any VRV Group’s companies in the last five years.

12.20.	Environmental law aspects

(a)

In the last 5 years, the operations of VRV Group have been always conducted in compliance with Environmental Laws and H&S Laws, irrespective of the location, time and manner of the relevant conduct. VRV Group is in compliance with all Environmental Permits and has received no written notice of any action to revoke or modify any such Environmental Permit or change the conditions of the same.

(b)

VRV Group has not treated, stored, discharged, recycled or disposed of any Hazardous Materials on any real properties related to the business of VRV Group (including the leased real properties) in a manner that could result in an environmental liability, and there has been no release of any Hazardous Materials to the environment, including soil, subsoil, surface waters, underground waters and aquifers, at, on, under, migrating from or related to the real properties used in connection with the conduct of VRV Group’s business activity.

(c)

In the last 5 years, VRV Group has performed its business activities, including all operations, processes, methods and techniques used for transportation, treatment, storage and disposal of Hazardous Materials, waste and for water procurement and water discharge, in compliance with the all the Environmental Laws or Occupational Health and Safety Laws in force from time to time, as well as with the procedures and requirements provided for in the Environmental Permits and agreements relating to each of such activities.

(d)

There are no pending, or threatened in writing, civil litigation, criminal investigation or trial or administrative proceedings potentially involving the VRV Group for violation of any Environmental Laws. The VRV Group has not received any written notice of violation, request for information, warning, notice, demand or other written notification according to which the VRV Group is or may be potentially liable for any alleged non-compliance with Environmental Laws or H&S Laws, including, without limitation, any Environmental Laws or H&S Laws in force up to the Closing Date related to asbestos, lead or silica or products, assets, materials, or supplies, or other property (including personal property, real property and fixtures) containing asbestos, lead or silica, or any exposure thereto.

(e)

The VRV Group has not assumed or undertaken any environmental liability of any other person, including its own directors, managers and employees. No work, remediation, investigation, report, investment or expenditure is required to be incurred under any Environmental Law or H&S Law in order to lawfully carry out the business of the VRV Group. To the Seller’s Knowledge, no real properties (including the leased real properties and the environmental matrixes thereof) used in connection with the conduct of the business of the VRV Group: (i) are or have been contaminated by any Hazardous Material, (ii) contain, or have contained, any storage tanks (whether above ground or underground), underground injection wells, septic tanks, or any underground structures in which water or wastewaters or any Hazardous Materials have been stored, treated or disposed, which have not been secured (messi in sicurezza) in accordance with applicable Environmental laws, (iii) have, or have had, landfills, waste storage, treatment or disposal impoundments or any other waste disposal units, (iv) are listed on any list established by a Governmental Body of sites potentially requiring work, remediation, investment, investigation or expenditure to clean up, remove, treat, contain or in any other way address environmental conditions or releases of Hazardous Materials, or (v) contain or have contained any Hazardous Materials including but not limited to asbestos, asbestos-containing materials, radon, polychlorinated biphenyls, polychlorinated biphenyl electrical equipment, lead-based paint, mercury, chromium, benzene, or formaldehyde foam insulation, which have not been secured (messi in sicurezza) in accordance with applicable Environmental laws,.

12.21.	Authorizations and product liability

(a)

No actions or Proceedings relating to administrative offences, irregularities or infringements have been brought or threatened in writing that may give rise to Liabilities for the VRV Group’s companies, and to the Seller’s Knowledge, there is no reason to believe that Proceedings of such a nature may be started.

(b)

The VRV Group’s companies possess all the Governmental Authorizations necessary for the legal possession and use of their own corporate assets, as well as for the legal performance of the Relevant Business as run on the date of execution of this Agreement. Such Governmental Authorizations have been validly obtained and/or entered into, are fully in force and, to the Seller’s Knowledge, there are no facts that may give rise to revocation, annulment or other Order of forfeiture or dissolution for any reason.

(c)

The VRV Group’s companies’ products are compliant with the Laws in force in the countries in which they are manufactured and marketed, and they are compliant with usual function and safety standards. No VRV Group’s company has ever received claims for compensation for damages for product liabilities and each VRV Group’s company acts in full compliance with the Laws applicable in such respect.

12.22.	Compliance with applicable Laws and relevant orders

(a)

The VRV Group acts, and has acted during the past five (5) years, in accordance with all the provisions of Law applicable to it (including, for the avoidance of doubt, all Export Control Legislation, Anti-Corruption Legislation and all personal data protection regulation applicable to it) and with the Orders relating to it, without giving rise to any breach or infringement, including which has not yet been defined.

(b)

Except as Disclosed in the Data Room Documents, persons who had or have representation, administrative or management functions or who exercised or exercise the management and control of the VRV Group’s companies or of one of their organizational units having financial and function autonomy, as well as the Persons subject to their direction or supervision, have never committed crimes or offences that may imply an administrative liability or a different kind liability for any VRV Group’s company (including those contemplated by Law no. 231 of 8 June 2001).

12.23.	Shareholders’ Representations and Warranties

Each Shareholder makes to the Purchaser the representations set out in this Section 12.23 and, in connection with such representations, makes the following warranties (such representations and warranties are collectively referred to as the “Shareholders’ Representations and Warranties”) and each of the representations set out in this Section 12.23, considered individually, is true, correct, exact and accurate as of the date of this agreement and, unless otherwise specified, will be true, correct, exact and accurate as of the Closing Date as if then made and are subject to, and limited by, any and all information Disclosed in the Data Room Documents which shall be considered in all respects as an exception thereto.

The Shareholders’ Representations and Warranties in Paragraphs from (a) to (e) of this Section 12.23 are given by each Shareholder individually.

(a)	This agreement creates valid, effective and binding obligations of each Shareholder, applicable to, and enforceable against him or her, in compliance with the terms contained herein.

(b)

Once executed and/or exchanged between the Parties, each act to be executed on the Closing Date shall create for each Shareholder valid, effective and binding obligations applicable to, and enforceable against him or her, in compliance with the terms of such act to be executed on the Closing Date.

(c)

Each Shareholder has full legal capacity, as well as the right, authority and requirements to execute, exchange and enter into this agreement and all the acts to be executed on the Closing Date to be executed, exchanged and entered into by the same, as well as to perform them and to fulfill all the obligations provided for therein.

(d)

The execution of this agreement or of the acts to be executed on the Closing Date, their performance, the fulfillment of the obligations provided for therein and/or the accomplishment of the Transaction: (i) shall not be regarded as a breach of, or failure to comply with, any provisions of Law applicable to the Shareholders; and (ii) subject to the obtainment of the Antitrust Clearance (if any is required in connection with an Antitrust Proceeding), shall not entitle any Governmental Body or other Person to challenge, object, prevent, interrupt, increase the burden of or suspend the Transaction, or to adopt or obtain any Order against the Shareholders or their assets.

(e)

There are no shareholders of Seller other than the Shareholders. The Shareholders have full and exclusive ownership and title to the shares of capital stock of Seller, which shares have been validly issued, fully subscribed and paid up, representing 100% of the authorized, subscribed and paid up corporate capital of Seller, and are and will be at the Closing Date free from Encumbrances, save for the pre-emption rights provided for in the by-laws of Seller. No legitimate heirs (eredi) of Massimiliano Spada is entitled to validly submit any reduction action (azione di riduzione) on the shares of VRV, on the Interest, on the VRV Business or otherwise claim any right on the shares of VRV, on the Interest, on the VRV Business.

13.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes to the Seller the representations set out in this Section 13 and, in connection with such Purchaser’s representations, makes the following warranties (such representations and warranties are collectively referred to as the “Purchaser’s Representations and Warranties”) and each of the representations set out in this Article 13, considered individually, is true, correct, exact and accurate as of the date of this agreement and will be true, correct, exact and accurate as of the Closing Date as if then made.

13.1.	Effects of the agreement; capacity of the Purchaser

(a)	This agreement creates valid, effective and binding obligations for the Purchaser, applicable to, and enforceable against it, in compliance with the terms contained herein.

(b)

Once executed and/or exchanged between the Parties, each act to be executed on the Closing Date shall create for the Purchaser, valid, effective and binding obligations applicable to, and enforceable against the Purchaser in compliance with the terms of such act to be executed on the Closing Date.

(c)

The Purchaser have full legal capacity, as well as the right, authority and requirements to execute, exchange and enter into this agreement and all the acts to be executed on the Closing Date to be executed, exchanged and entered into by the same, as well as to perform them and to fulfill all the obligations provided for therein.

(d)

The execution of this agreement or of the acts to be executed on the Closing Date, their performance, the fulfillment of the obligations provided for therein and/or the accomplishment of the Transaction:

(i)

shall not be regarded as a breach of, or failure to comply with, any provision contained in the articles of association or in the by-laws of the Purchaser, or of any resolution adopted by the corporate bodies of the Purchaser;

(ii)	shall not be regarded as a breach of, or failure to comply with, any provisions of Law applicable to the Purchaser;

(iii)

subject to the obtainment of the Antitrust Clearance (if any is required in connection with an Antitrust Proceeding), shall not entitle any Governmental Body or other Person to challenge, object, prevent, interrupt, increase the burden of or suspend the Transaction, or to adopt or obtain any Order against the Purchaser or its assets;

(iv)

subject to the obtainment of the Antitrust Clearance (if any is required in connection with an Antitrust Proceeding), shall not be regarded as a breach of, or failure to implement or comply with, any Governmental Authorization of which the Purchaser is the recipient, holder or beneficiary or which is anyway needed by the same to carry out their activity;

(v)

subject to the obtainment of the Antitrust Clearance (if any is required in connection with an Antitrust Proceeding), shall not grant any Governmental Body the right or power to revoke, interrupt, suspend, cancel, increase the burden of or amend any Governmental Authorization of which the Purchaser is the recipient, holder or beneficiary or which is anyway needed by the same to carry out their activity.

13.2.	Incorporation and existence, solvency

(a)

The Purchaser is a company duly incorporated and validly existing in compliance with its Laws of incorporation. The Purchaser is a solvent company, and has never been (i) subject to any insolvency procedures whatsoever; (ii) in a state of liquidation; (iii) party to agreements for the restructuring of its own debts; or (iv) in a state of insolvency or anyway in the de facto or de iure condition to be subject to any insolvency procedures whatsoever or in a state of liquidation.

(b)	There are no pending applications for the bankruptcy of the Purchaser or for having the same subjected to other insolvency proceedings.

13.3.	Due Diligence

In light of the Due Diligence, the Purchaser has not acquired actual knowledge of any actual Indemnifiable Liability as of the date of this agreement.

13.4.	No Brokers and finders.

The Purchaser has not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the Transaction, the payment of which could be claimed from the Shareholders or the Seller.

14.	INDEMNIFICATION

14.1.	Assumption of the indemnification obligation

Upon the terms and subject to the conditions of this Article 14, the Seller will indemnify and hold harmless the Purchaser Group from and against:

(i)

any Indemnifiable Liability (with respect to the Seller’s Representations and Warranties) suffered or incurred by any member of the Purchaser Group or any member of the VRV Group by paying to the Purchaser 100% of the amount of any such Indemnifiable Liability;

(ii)

any Liability suffered or incurred by any member of the Purchaser Group or any member of the VRV Group as a consequence of any breach by the Seller of any of its undertakings, covenants or obligations under this agreement occurring prior to the Closing Date;

(iii)

any Liability deriving from whatsoever Tax claims or Procedures (a) evidenced under the Tax Certificate, (b) otherwise deriving from the Italian Tax Authority’s application of Article 14 of Legislative Decree No. 472 of December 18, 1997 against Newco for VRV’s Tax liabilities (also pursuant to paragraphs 4 and 5 of Article 14 of Legislative Decree No. 472 of December 18, 1997) or (c) in connection with the Contribution; and

(iv)	any Liability suffered or incurred by any member of the Purchaser Group or any member of the VRV Group as a consequence of, or in relation to, any of the following actions, events or circumstances:

(a)	the civil proceedings pending between IMB and Mr Vittorio Murer before the Court of Brescia, R.G. no. 17471/2017;

(b)	the labor proceedings pending between IMB and Mr Vittorio Murer before the Court of Cremona, R.G. no. RG 608/2017;

(c)	the recall of certain products carried out by Cryo Diffusion S.a.s. referred to in Exhibit 14.1(v)(c); and

(d)

the transfer of the shares of VRV India from Seller to Newco in connection with the Contribution (and/or the indirect transfer thereof at the Closing), including, for the avoidance of doubt, any failure to (1) comply with all applicable Laws and (2) pay capital gains or any other Taxes in connection with such transfer (including any failure to withhold).

Upon the terms and subject to the conditions of this Article 14, each Shareholder will indemnify and hold harmless the Purchaser Group from and against:

(v)

any Indemnifiable Liability (with respect to the Shareholders’ Representations and Warranties applicable to such Shareholder) suffered or incurred by any member of the Purchaser Group or any member of the VRV Group by paying to the Purchaser 100% of the amount of any such Indemnifiable Liability; and

(vi)

any Liability suffered or incurred by any member of the Purchaser Group or any member of the VRV Group as a consequence of any breach by such Shareholder of any of its undertakings, covenants or obligations under this agreement occurring prior to the Closing Date.

14.2.	Sole remedy

After Closing, the rights and remedies provided in this Article 14 shall be in lieu of any other right or remedy of the Purchaser, arising by matter of law or otherwise, however arising in connection with any breach or inaccuracy of the Seller’s Representations and Warranties or the Shareholders’ Representations and Warranties, or any breach by the Seller of any Shareholder of any of its, his or her undertakings, covenants or obligations under this agreement occurring prior to the Closing Date. In particular, but without limitation, no breach or inaccuracy, even if material, of any of the Seller’s Representations and Warranties or the Shareholders’ Representations and Warranties, or of any covenant, undertaking or obligation under this agreement occurring prior to the Closing Date will give rise to any right on the part of the Purchaser to rescind or terminate this Agreement after Closing. For the avoidance of doubt, before Closing, the Purchaser shall be entitled to exercise all contractual and legal remedies exercisable with respect to the Seller’s or the Shareholders’ failure to perform any undertaking, covenant or obligation contained in this agreement.

14.3.	Data Room Disclosure

With respect to a breach of any Seller’s Representation and Warranty or Shareholders’ Representation and Warranty, no Third Party Claim or Other Claim may be initiated against the Seller or the Shareholders if that breach arises out of facts, circumstances or events clearly and fairly disclosed in the Data Room Documents, provided that the information has been provided in sufficient detail and with sufficient clarity and visibility to enable Purchaser, assuming the application of reasonable and customary standards of diligence, to understand the nature and scope of the fact, matter or circumstance so disclosed (the facts, circumstances or events so disclosed shall be deemed has having been “Disclosed” for the purposes of this agreement).

14.4.	Time limitations

(a)	Seller’s obligations under Section 14.1 will expire:

(i)

with respect to the Liabilities suffered or incurred by VRV Group or the Purchaser Group because of a breach of the Seller’s Representations and Warranties under Section 12.17 (Tax aspects), on the date that is 60 days following the expiration of the relevant statute of limitations;

(ii)

with respect to the Liabilities suffered or incurred by VRV Group or the Purchaser Group because of a breach of the Seller’s Representations and Warranties under Section 12.18 (Labor and social security aspects), on the date that is the fifth (5th) anniversary of the Closing Date;

(iii)

with respect to the Liabilities suffered or incurred by VRV Group or the Purchaser Group because of a breach of the Seller’s Representations and Warranties under Section 12.14 (Relationships with Banks and Financial Data), on the date that is eight (8) months following the Closing Date; and

(iv)	with respect to any other Indemnifiable Liability, on the date that is 18 months after the Closing Date.

(b)

Therefore, the Seller will not be obliged to indemnify or hold the Purchaser harmless from and against any Indemnifiable Liability that may have occurred or have been notified by Purchaser after the time limitations (termini finali) set out in letter (a) above.

(c)

The liability of the Seller in respect of any Indemnifiable Liability shall in any event terminate if proceedings in respect of it have not been commenced within six (6) months after the giving of notice of that claim as contemplated by Section 14.9 below.

14.5.	Limitation on amount

(a)

Any Indemnifiable Liability that individually does not exceed euro 50,000.00 (the “De Minimis”) will not be taken into consideration and will not concur to determine the amount payable by the Seller under Section 14.1 or otherwise, it being understood that for such purposes single occurrences which are part of a series of occurrences arising out of the same set of facts will be considered one single Indemnifiable Liability.

(b)

The Seller will have no liability under Section 14.1 until the overall amount of all Indemnifiable Liabilities above the De Minimis exceeds euro 700,000.00 (the “Basket”) and then only for the amount by which such Indemnifiable Liabilities exceed the Basket.

(c)

The maximum liability assumed by Seller under Section 14.1 is equal to euro 17,500,000.00 (the “Cap”). Therefore, once the overall amount paid by Seller under Section 14.1 has reached the Cap (as possibly increased pursuant to the provisions of Section 10.2(d)(iv)), the Seller will have no more liability under Section 14.1.

(d)

The amount of any Indemnifiable Liability shall be computed without regard to any multiple, price-earnings or equivalent ratio implicit in the negotiation and/or settlement of the Base Price as adjusted.

14.6.	Absence of limitations

Notwithstanding anything contained herein to the contrary, the limitations set out in Section 14.4 or Section 14.5 will not apply (or will apply only to the extent indicated hereunder) to the Liabilities suffered or incurred by VRV Group or Purchaser Group:

(a)

in case of breach of any of the Fundamental Seller’s Representations and Warranties or the Fundamental Shareholders’ Representations and Warranties, for which the maximum liability assumed by the Seller and each Shareholder is equal to the Base Price as adjusted by the Adjustment Amount; or

(b)	in case of breach by the Seller or the Shareholders of any of their undertakings, covenants or obligations under this agreement occurring prior to the Closing Date; or

(c)

in case of Liability deriving from the events and circumstance: (x) listed in Sections 14.1(iii) and (iv); or (y) covered by the Letter of Excess Liabilities Indemnification, for which the maximum liability assumed by the Seller and the Shareholders shall be the one applicable pursuant to Section 10.2(d)(iv) above; or

(d)	in case of Seller’s or the Shareholders’ fraud or gross negligence;

it being therefore understood that any such Liability will be indemnified on a euro-upon-euro basis with no time limitation (other than the applicable statutes of limitation and other than the Liabilities deriving from a breach of the Seller’s Representations and Warranties under Section 10.14 that will be indemnifiable for eight (8) months after the Closing Date) or limitation on amount (other than set forth above).

14.7.	Deductions

(a)	The amount of all indemnities payable by the Seller or the Shareholders pursuant to Section 14.1 will be reduced by:

(i)	any fund or provision specifically identified in the Actual NWC as relating to the event giving rise to indemnification (up to the amount so specifically identified);

(ii)

the amount of any payment actually received by the Purchaser Group or the VRV Group from third parties (whether insurance companies or otherwise) in connection with the event giving rise to indemnification provided that Purchaser has recovered its loss in full from Seller or the Shareholders; and

(iii)

any compensation awarded and paid to IMB as a result of the counter-claim filed by IMB in the civil proceedings pending between IMB and Mr Vittorio Murer before the Court of Brescia, R.G. no. 17471/2017 up to the amount of the indemnity payable by the Seller.

(b)

In the event and to the extent that any Indemnifiable Liability or a loss pursuant to Section 14.1(iv)(d) is deductible by the Purchaser or by any company of the VRV Group for income tax purposes in any given fiscal year, then, in such event and to such extent, the amount to be indemnified by the Seller will be reduced by an amount equal to the net tax benefit actually obtained (if any) by the Purchaser and/or any company of the VRV Group by virtue of such deduction (even if such tax benefit applies in subsequent fiscal years).

14.8.	Exclusions

(a)	The Seller and Shareholders shall not be liable under this Section 14 to the extent that the matter or circumstance giving rise to that claim:

(i)

is or arises directly or indirectly from any matter or circumstance Disclosed in this agreement or in its Exhibits or in the Data Room Documents, without prejudice to the Seller’s indemnification obligations related to the events and circumstances listed in Section 14.1(ii), (iii), (iv) and (vi), which shall not be limited by any such Disclosure;

(ii)	has been or is made good or is otherwise compensated for without cost to the Purchaser or the VRV Group;

(iii)	has been accounted for in the Actual Financial Debt or Actual NWC (up to the amount so accounted for).

(b)

The Seller and Shareholders shall not be liable under this Section 14 in the event and to extent that any Indemnifiable Liability is actually paid to the Purchaser or the VRV Group, as the case may be, by any third party (in each case net of all expenses).

(c)	The Seller and Shareholders shall not be liable under this Section 14 to the extent the relevant liability would not have arisen but for:

(i)

a change in legislation occurred after the Closing Date (whether relating to Tax, the rate of Tax or otherwise) or any amendment to or the withdrawal of any practice previously published by a Governmental Body, in either case occurring after the Closing Date, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(ii)	any act or omission of any company of the VRV Group occurring on or before the Closing Date carried out at the written request of the Purchaser’s representatives listed in Section 17.1.

14.9.	Procedure for indemnification

(a)

When the Purchaser receives notice of any claim made by third parties that is the basis for a claim for indemnification under this Article 14 (a “Third Party Claim”) or when the Purchaser has any other claim for indemnification other than a Third Party Claim that is the basis for a claim for indemnification under this Article 14 (“Other Claim”), the Purchaser shall promptly give written notice to the Seller or the Shareholders as the case may be. Such notice shall contain in reasonable detail:

(i)	a description of the facts and the nature of the claim;

(ii)	a description of the grounds on which the Purchaser considers that the facts give rise to liability for an Indemnifiable Liability;

(iii)	the amount claimed; and

(iv)

the indication of the date the Purchaser or its Affiliates (including, for the avoidance of doubt, VRV Group) have received notice of a Third Party Claim or the date any of such Persons have acquired Knowledge of the circumstances or facts on which the Other Claim is based.

(b)

The Purchaser shall use its Best Efforts to give any notice of Third Party Claims or Other Claims to the Seller or the Shareholders as the case may be as soon as possible after becoming actually aware of such claims; provided, that any delay by the Purchaser in giving such a notice shall not discharge the Seller or the Shareholders of their indemnification obligations under this agreement except and only to the extent such Person is prejudiced by such delay.

(c)

The Purchaser shall, at the request of the Seller or the Shareholders as the case may be, allow the Seller or the Shareholders as the case may be to take the sole conduct of such actions in the name of the Purchaser or VRV Group provided, however, that the Seller or the Shareholders shall not be permitted to assume the defense or settlement of any Third Party Claim in respect of any criminal liability, or injunctive relief, or that involves customers of VRV Group, and the Seller or the Shareholders shall confirm in writing their indemnification responsibility hereunder for any such Third Party Claim prior to assuming such defense or settlement. If the Seller or the Shareholders take sole conduct of the action, the Purchaser shall assure its reasonable co-operation for the purpose of allowing the Seller or the Shareholders to carry out an effective defense and permitting the Seller or the Shareholders to appoint attorneys or consultants (in each case at Seller’s or the Shareholders’ sole cost and expense). For the avoidance of doubt, the Seller or the Shareholders shall have the right to take the sole conduct of the proceedings indicated in Section 14.1(v) and the Purchaser shall cause the VRV Group to cooperate with the Seller and act upon their instructions in relation to such proceedings.

(d)

The Purchaser shall not, and shall cause VRV Group not to, make any admission of liability, agreement, settlement or compromise with any third party in relation to any Third Party Claim without the prior written consent of the Seller or the Shareholders; provided, however, that if the Seller or the Shareholders elects not to assume sole conduct of any actions and a firm offer to settle is made to VRV Group or to the Purchaser, and the Seller or the Shareholders, but not the Purchaser, is willing to accept, the Purchaser or VRV Group (as the case may be) will be free not to enter into such settlement at their own expense, and the relevant liability of the Seller or the Shareholders will be limited to the amount of the proposed settlement.

(e)

Within 20 calendar days from receipt of the relevant notice in accordance with letter (a) above, the Seller or the Shareholders shall send a written notice to the Purchaser (a “Response”) stating whether:

(i)

the Seller or the Shareholders consider that the claim is covered by the provisions set forth under this agreement and: (i) accept the amount of the claim, in which case they shall pay the amount of the claim within 5 Business Days of the Response; or (ii) do not consider that the amount of the claim is correct, in which case any of the Parties may bring the controversy to arbitration in accordance with Section 28.2 unless a different agreement is reached by the relevant Parties; and

(ii)

the Seller or the Shareholders consider that the claim is not covered under this agreement and consider they have no obligation to indemnify any Indemnifiable Liability, in which case, any of the relevant Parties may bring the controversy to arbitration in accordance with Section 28.2.

(f)

In relation to Section 14.1(iv)(c), the Seller shall have the right prior to or after the Closing Date to cause the VRV Group to take any reasonable actions (in each case at the Seller’s sole cost and expense) against the relevant supplier in order to recover any amounts in connection with such recall. Any sum recovered by the VRV Group pursuant to this Section shall either reduce the Seller’s liability or be passed on to the Seller in case the Purchaser has been already indemnified.

(g)

In relation to Section 14.1(iv)(a) and (b), the Seller shall have the right prior to or after the Closing Date to cause the VRV Group to take any reasonable actions (in each case at the Seller’s sole cost and expense) against any third party from whom the VRV Group may have the right to recover any sum for which it is deemed responsible in connection with the facts described in Section 14.1(iv)(a) and (b). Any sum recovered by the VRV Group pursuant to this paragraph shall either reduce the Seller’s liability or be passed on to the Seller in case the Purchaser has been already indemnified.

14.10.	Tax Amnesty

In the event that, at any time between Closing and the date upon which the liability of the Seller for tax or social security matters shall expire pursuant to Section 14.4, any Law should be enacted having as an effect the right to settle, in whole or in part, any Tax or social security obligations of any VRV Group company covered – for a majority portion of the overall economic value of such Tax or social security obligations – by the Seller’s indemnity obligation hereunder (any such law, an “Amnesty”), the following provisions shall apply:

(i)	the Seller shall have the right to request the Purchaser that the relevant company avail itself of the Amnesty;

(ii)	the Purchaser shall have the right to determine (irrespective of any request of the Seller under paragraph (i)), whether or not the company should avail itself of the Amnesty;

(iii)

if the Purchaser elects to cause the company to avail itself of an Amnesty without prior agreement with or request by the Seller, all costs and expenses of such Amnesty shall be borne by the Purchaser or the company, without recourse against the Seller; and

(iv)

if the Purchaser elects to cause the company to avail itself of an Amnesty in agreement with the Seller or pursuant to the Seller’s request hereunder, all costs and expenses of such Amnesty shall be borne by the Seller, without prejudice to the limitations of the Seller’s liability set out in the other provisions of this Section 14.

14.11.	Mitigation

Nothing in this agreement shall be deemed to relieve the Purchaser from any duty that is otherwise applicable to the Purchaser under article 1227 of the Italian civil code to mitigate any loss or damage incurred by it as a result of any of the Seller’s Representations and Warranties or the Shareholders’ Representations or Warranties being untrue or incorrect.

14.12.	Recovery from third parties

If:

(a)	the Seller or the Shareholders make a payment in respect of an Indemnifiable Liability (the “Damages Payment”);

(b)

at any time after the making of such payment any VRV Group company or the Purchaser receives any sum other than from the Seller or the Shareholders which would not have been received but for the matter or circumstance giving rise to that Indemnifiable Liability (the “Third Party Sum”); and

(c)	the receipt of the Third Party Sum was not taken into account in calculating the Indemnifiable Liability,

then the Purchaser shall, promptly following receipt of the Third Party Sum by it or any VRV Group company, repay an amount equal to the Third Party Sum (less any costs incurred by the Purchaser or such company in recovering the Third Party Sum) to the Seller or the Shareholders, as applicable.

14.13.	Contingent liabilities

The Seller and the Shareholders shall not be required to indemnify the Purchaser under this Section 14 in respect of any contingent or potential liability of any company of the VRV Group or the Purchaser Group unless and until such liability has become actual and final and has been paid for by such company or has become the subject matter of a final and incontestable obligation to pay on such company. The foregoing, however, shall not prevent the Buyer from making a Third Party Claim or Other Claim at the time of any such contingent or potential liability, to preserve the relevant Third Party Claim or Other Claim in the event of expiration of the relevant survival period as per Section 14.4.

14.14.	Waiver of set off rights

The Purchaser waives any and all rights of set off, counterclaim, deduction or retention against or in respect of any of its payment obligations under this agreement which it might otherwise have by virtue of any Indemnifiable Liability.

14.15.	Remedy of breaches

If the matter or circumstance giving rise to a claim under this Section 14 is capable of remedy, the Seller or the applicable Shareholders shall have no liability in respect of such claim unless the relevant matter or circumstance is not remedied within 30 (thirty) calendar days after the date on which the Seller or the applicable Shareholders are given notice as contemplated 13.9 above in relation to that matter or circumstance. The Purchaser shall procure that the Seller or the applicable Shareholders are given the opportunity in such 30 (thirty) calendar day period to remedy the relevant matter or circumstance and shall, without prejudice to Section 14.11, provide, and shall procure that the VRV Group shall provide, all reasonable assistance to the Seller or the applicable Shareholders to remedy the relevant matter or circumstance; provided, however, that such required assistance (i) shall be at the sole cost and expense of the Seller or the applicable Shareholders and (ii) shall not adversely affect the business of the VRV Group.

14.16.	Purchaser indemnification obligations

The Purchaser agrees to indemnify and hold the Seller and the Shareholders harmless from all losses, liabilities, claims, costs, expenses and damages – including, without limitation, legal costs and experts’ and consultants’ fees – incurred or suffered by the Seller or the Shareholders, as applicable, as a result of the Purchaser’s Representations and Warranties not being true and correct or as a result of the Purchaser not complying with its undertakings, covenants and obligations provided for in this agreement.

CHAPTER V

– POST-CLOSING OBLIGATIONS –

15.	PURCHASER’S OPTION TO SELL AND ASSIGN THE OVERDUE RECEIVABLES TO SELLER

15.1.	Option

At any time and from time to time during the six (6) month period commencing upon the 151st day after the Closing Date (the “Option Period”), the Purchaser will have the option (the “Option”), but not the obligation, to cause any member of the VRV Group to sell and assign to the Seller all or part of its accounts receivable that exist on the Closing Date and are not collected within 150 days from the Closing Date (the “Overdue Receivables”). For the sake of clarity, it is understood that the Option can be exercised one or more times during the Option Period on an Overdue Receivable by Overdue Receivable basis.

15.2.	Exercise of the Option

The Purchaser may exercise the Option by delivering to the Seller, at any time during the Option Period, a written notice (the “Option Notice”) providing, for each member of the VRV Group, the details of the Overdue Receivables which the Purchaser intends to sell and assign to the Seller (the “Optioned Overdue Receivables”).

15.3.	Transfer price

If the Purchaser exercises the Option in accordance with Section 15.2, then the Purchaser shall cause the members of the VRV Group to sell and assign to the Seller, and the Seller shall acquire and purchase from the members of the VRV Group, all (and not less than all) of the Optioned Overdue Receivables for a consideration equal to their nominal value (the “Transfer Price”) in accordance with Section 15.4.

15.4.	Transfer of the Optioned Overdue Receivables

On the 10th Business Day following the date of receipt of the Option Notice by the Seller:

(a)

the Purchaser shall cause the members of the VRV Group to enter into with the Seller, and the Seller shall enter into with the members of the VRV Group, by means of exchange of correspondence, an agreement for the sale without recourse (pro-soluto) of all of the Optioned Overdue Receivables; and

(b)	the Seller shall pay the Transfer Price to the relevant members of the VRV Group;

(c)

the members of the VRV Group and the Seller shall take any other actions and exchange any other instruments, agreements and documents that are required or advisable under the applicable Laws for the purpose of transferring and assigning the Optioned Overdue Receivables to the Seller.

15.5.	Parties’ obligations after the assignment of the Optioned Overdue Receivables

As soon as reasonably practicable after the assignment of the Optioned Overdue Receivables, the Purchaser shall cause the relevant members of the VRV Group to:

(i)	notify to the relevant debtors the assignment of the Optioned Overdue Receivables;

(ii)	deliver to the Seller any documents in the possession of the VRV Group concerning the Optioned Overdue Receivables; and

(iii)	remit to the Seller any amount received by the relevant VRV Group on account of payment of the Optioned Overdue Receivables.

16.	RESTRICTIVE COVENANTS

16.1.	Non-competition and non-solicitation

For a period of 4 years after the Closing Date, the Shareholders and the Seller will not (and will cause their Related Parties not to), directly or indirectly, whether for their own account or for the account of any other Person, whether for or without compensation, acting alone or as a member of a partnership, as a shareholder of a company, as a holder or owner of any security, as an employee, director, agent, advisor, consultant to, independent contractor to, representative, or in any other capacity:

(a)	carry on, or be engaged in, or otherwise take part in, the Relevant Business anywhere in the Territory; or

(b)

invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the Relevant Business anywhere in the Territory; or

(c)	solicit the business of any Person who is a customer of the Purchaser or the VRV Group; or

(d)

cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Purchaser to cease doing business with the Purchaser, to deal with any competitor of the Purchaser or in any way interfere with its relationship with the Purchaser; or

(e)

cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the VRV Group on the Closing Date or within the year preceding the Closing Date to cease doing business with the VRV Group, to deal with any competitor of the VRV Group or in any way interfere with its relationship with the VRV Group; or

(f)

hire, retain or attempt to hire or retain any employee or independent contractor of the Purchaser Group or the VRV Group or in any way interfere with the relationship between the Purchaser Group or the VRV Group and any of their employees or independent contractors.

For the avoidance of doubt, nothing in this Section 16.1 shall prevent the Shareholders or the Seller from:

(i)

being engaged in any position within any industry association (associazioni di categoria) (accordingly, any position accepted or maintained by any of the Shareholders in any such associations shall not constitute a breach of the above undertakings);

(ii)	investing in publicly-traded companies, provided that the stake so acquired by the Shareholders and/or the Seller in any such company does not exceed 2.5% of its share capital;

(iii)	completing the transactions of the Iran Business that are currently outstanding and set forth on Exhibit 12.15; or

(iv)	hiring independent professionals such as lawyers and/or accountants (commercialisti) who work or have worked with the VRV Group.

16.2.	Nature of the restrictive covenants set out in Section 16.1

The Seller and the Shareholders acknowledge and agree that the restrictive covenants set out in Section 16.1 are not autonomous and distinct from the sale of the Interest; instead, such restrictive covenants are ancillary to the sale of the Interest and constitute an essential part of the Transaction, as they are instrumental in protecting the goodwill and preserving intact the business organization of the VRV Group, whose value has been expressly taken into account by the Purchaser in the valuation of the VRV Group.

16.3.	Consideration of the restrictive covenants set out in Section 16.1

Also by virtue of what is stated in Section 16.2, the consideration for the restrictive covenants set out in Section 16.1 has been expressly taken into account and included in the purchase price of the Interest. Therefore, it is understood that the Shareholders and the Seller have assumed the obligations set out in Section 16.1 for a consideration (a titolo oneroso) although the Seller and the Shareholders are not entitled to receive any compensation or consideration – other than the purchase price of the Interest – for such restrictive covenants.

16.4.	Liquidated damages

The Seller and the Shareholders acknowledge and agree that the complete and exact performance of the non-competition and non-solicitation undertakings under Section 16.1 by each of them form a significant part of the benefit that the Purchaser intends to realize in connection with this agreement, and that the Purchaser would be greatly damaged if any of the Seller or the Shareholders did not perform its obligations under Section 16.1 in accordance with their specific terms. Accordingly, in the event that any of the Seller or the Shareholders breaches any of its, his or her obligations under Section 16.1, the Shareholders and Seller, pursuant to section 1382 of the Italian civil code, will be responsible to pay to the Purchaser, in addition to any other right or remedy to which the Purchaser may be entitled, an amount equal to euro 3,000,000.00. The Seller and the Shareholders acknowledge and agree that such amount is a genuine, fair and reasonable estimate of the minimum damages that the Purchaser would suffer if any of the Shareholders or the Seller breached any of its obligations under Section 16.1.

17.	COMPANY’S DIRECTORS

(a)

As soon as possible after the Closing Date and in any case within three Business Days from the confirmation of the registration of the Deed of Transfer with the Registry of Enterprises (Registro delle Imprese), the Purchaser shall hold in plenary session an ordinary shareholders’ meeting of NewCo and the Subsidiaries and resolve to (i) ratify and hold proper and valid all actions taken by the resigning directors; and (ii) waive any type of claim, suit, litigation and action against the resigning directors, all of the above except in case of criminal behavior of the resigning directors.

(b)

The Purchaser undertakes not to initiate and/or permit to be initiated by any of the companies of the VRV Group or the Purchaser Group, any action, claim or litigation against any current or former director or officer of any of such Companies in connection with such director’s office within any company of the VRV Group as held until the Closing Date or within the Seller until the date of the Contribution, all of the above except in case of criminal behavior.

(c)

The Purchaser undertakes to indemnify and pay to the Seller all losses, liabilities, claims, costs, expenses and damages – including, without limitation, legal costs and experts’ and consultants’ fees – suffered by the Seller, any current or former director of any company of the VRV Group or the Seller which are the direct consequence of any action, claim or litigation brought by the Purchaser Group against any current or former director or officer of any company of the VRV Group or the Seller in connection with such director’s office within any company of the VRV Group or within the Seller as held until the Closing Date or within the Seller until the date of the Contribution, all of the above except in case of criminal behavior.

(d)

If the provision under (a) above is or becomes invalid, illegal or unenforceable, in whole or in part, under the law applicable thereto, the validity, legality or enforceability of the remaining provisions contained in that paragraph and elsewhere in this agreement shall not in any way be affected or impaired. The Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, achieving as closely as possible the same commercial effect, to replace the provisions found to be void or unenforceable. In particular, it is agreed, for the purposes of Article 1419 of the Italian Civil Code, that the provision set forth in letter (a) above has not an essential nature and its invalidity, illegality or unenforceability shall not in any case impair neither the validity, legality and enforceability of the provision set forth in letter (c) above nor any other provision hereof.

(e)

The undertakings of the Purchaser set out in letters (a) and (c) above shall remain in full force and effect in relation to any claim of which notice is given to the Purchaser by the Seller within 5 (five) years from Closing Date and the Purchaser undertakes to deliver on the Closing Date to any current director of any VRV Company that is not a Shareholder a letter reproducing the undertakings contained in this Section 17.

(f)

To the extent that any company in the VRV Group, prior to the Closing, acquires a directors’ liability insurance policy covering actions, claims or litigations based on actions carried out by such directors prior to the Closing Date, the Purchaser shall not cancel and shall cause the VRV Group to maintain such policy (or any policy having the same or better terms and conditions such as the current insurance policies of the VRV Group) for a period of five years. 50% of the cost of such insurance policy (net of any tax benefit of the VRV Group) shall be reimbursed by the Seller (up to the amount of the premium currently paid by VRV) to the Purchaser.

18.	COOPERATION

(a)

The Purchaser shall, until the fifth (5th) anniversary of Closing, cause NewCo to retain and allow the Seller or representatives of the Seller to have reasonable access to (and, at the Seller’s expense, copies of) the books, records, documents and financial and operating data relating to the VRV Business to the extent that they relate to the period prior to Closing and to the extent (and only to the extent) such access is reasonably required by the Seller to carry out the Iran Business and comply with any relevant law or regulations or in connection with the preparation of any financial statements and Tax returns (subject, in each case, to matters that are privileged, restricted by law or otherwise competitively sensitive). The Purchaser shall cause NewCo to not destroy any such books, records, documents and data prior to the fifth (5th) anniversary of Closing.

(b)	The Shareholders shall cause VRV to perform and comply with the obligations relating to the Iran Business.

CHAPTER VI

– FINAL PROVISIONS –

19.	NOTICES

19.1.	Transmission of notices

All notices, consents, waivers and other communications required or permitted by this agreement will be in writing and will be deemed given to a Party when (a) delivered to the appropriate address by hand or courier; (b) sent by e-mail, upon confirmation of receipt by the recipient (except pursuant to an automatic read receipt type of confirmation); or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a party may designate by notice to the other parties):

•	if to the Seller:	Safe Investment Holding S.r.l.
Piazza Castello 1 20121 Milan (MI)
Italy E-mail: commercial@safe-holding.com

	with mandatory copy to:	Shearman & Sterling LLP
Palazzo Serbelloni
Corso Venezia, 16 20121 Milano (MI)
Italy
Attn: Domenico Fanuele, Partner
E-mail: dfanuele@shearman.com

•	if to any of
	the Shareholders:	Mr. Alessandro Spada
Via Cappuccini 11 20121 Milan (MI) Italy E-mail: Alessandro.spada@vrv.com

	with mandatory copy to:	Shearman & Sterling LLP
Palazzo Serbelloni
Corso Venezia, 16 20121 Milano (MI)
Italy
Attn: Domenico Fanuele, Partner
E-mail: dfanuele@shearman.com

•	if to Chart or to the company designated by Chart pursuant to Section 5.2:
Chart Industries, Inc.
3055 Torrington Drive
Ball Ground, GA 30107
United States of America

Attn: (i) Jillian C. Evanko, President & CEO, (ii) Derek Swanson, VP & Assistant General Counsel and Secretary, and (iii) Jim May, Director of Corporate Development

E-mail: jillian.evanko@chartindustries.com,

derek.swanson@chartindustries.com and jim.may@chartindustris.com

	with mandatory copy to:	Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601-9703
United States of America
Attn: Matt Stevens, Partner E-mail: mstevens@winston.com

	and to:	Nctm Studio Legale
Via Agnello, 12 20121 Milano (MI)
Italia
Attn: Matteo Trapani, Partner, and Pietro Zanoni, Partner
E-mail: matteo.trapani@nctm.it and pietro.zanoni@nctm.it

19.2.	Common representative of all Shareholders

For the purpose of this agreement Alessandro Spada will act as common representative of both other Shareholders, each of which hereby irrevocably constitutes and appoints Alessandro Spada as its agent and attorney-in-fact pursuant to section 1723, paragraph 2, of the Italian civil code, granting him all necessary and/or appropriate powers so that he may receive communications and perform any obligations hereunder also in the name and on behalf of each Shareholder.

20.	SHAREHOLDERS’ LIABILITY

The Shareholders’ liability under this agreement is several and not joint (parziaria) and shall be calculated on a pro-rata basis in accordance with the Applicable Percentage, save in case that the liability is triggered by only one of the Shareholders, in which case such Shareholder shall be considered liable on an exclusive basis.

21.	ENTIRE AGREEMENT AND MODIFICATION

This agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter, including, for the avoidance of doubt, the Original Agreement (except with respect to any breaches thereof by the parties thereto that have occurred prior to the execution of this agreement, which shall survive and shall not be superseded by this agreement), and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. Pursuant to Section 1352 of the Italian civil code, this agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by all Parties.

22.	EXPENSES

Except as otherwise provided in this agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this agreement and the sale and purchase contemplated hereunder, including all fees and expense of its Representatives.

23.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

23.1.	Confidentiality

Subject to Section 23.2, each Party undertakes to keep the content of this agreement strictly confidential as well as any document received or exchange in connection with its performance and will cause such commitment to be respected also by its Representatives to whom such information has been communicated for the purposes of this agreement; provided, however, that the foregoing restrictions do not apply to sharing such information with (i) any affiliates of the Parties, (ii) the Parties’ respective Representatives, or (iii) any information which is not confidential or which is already in the public domain other than following a breach by the disclosing Party.

23.2.	Public announcements

Any public announcement, press release or similar publicity with respect to this agreement or the sale and purchase contemplated hereunder will be issued, if at all, at such time and in such manner as the Parties agree, except as and to the extent that any such Party will be so obligated by Laws or the rules of any stock exchange, in which case such party will also so advise the other Party and give the other Party a reasonable opportunity to review and comment on any such release or announcement to be issued, provided that the foregoing will not preclude communications or disclosures necessary to implement the provisions of this agreement or necessary to comply with such Laws or rules of any stock exchange.

24.	AMENDMENTS AND WAIVERS

24.1.	Amendments

Pursuant to section 1352 of the Italian civil code, any amendment, variation or waiver to this agreement or to any of its clauses will be valid and binding on the Parties only if made in writing, signed by both Parties.

24.2.	Waivers

Neither any failure nor any delay by any Party in exercising any right, power or privilege under this agreement or any of the documents referred to in this agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

25.	ASSIGNMENTS AND SUCCESSORS

No Party may assign any of its rights or delegate any of its obligations under this agreement without the prior written consent of the other Parties, except that the Purchaser may, at any time, assign such rights or delegate such obligations to any member of the Purchaser Group (it being understood however that no such assignment or delegation will relieve the Purchaser of any of its obligations or duties under this agreement and that therefore the Purchaser and its assign will be jointly liable to the Seller hereunder). Subject to the preceding sentence, this agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.

26.	SEVERABILITY

If any provision of this agreement is held invalid or unenforceable by any court or panel of competent jurisdiction, the other provisions of this agreement will remain in full force and effect. Any provision of this agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

27.	CONSTRUCTION

The headings of Chapters, Articles and Sections in this agreement are provided for convenience only and will not affect its construction or interpretation.

28.	GOVERNING LAW AND ARBITRATION

28.1.	Governing law

This agreement will be governed by and construed under the laws of the Italian Republic.

28.2.	Arbitration clause

Any disputes arising out of or in connection with this agreement or the sale and purchase of the Interest will be settled by arbitration administered by the CAM in accordance with the set of procedural rules for the conduct of arbitral proceedings promulgated by the same. There will be three arbitrators, unless the Parties are able to agree on a single arbitrator, appointed pursuant to said arbitration rules. The arbitral tribunal will decide in accordance with the rules of law of the Italian Republic. The place of arbitration will be Milan (Italy). The language to be used in the arbitral proceedings will be English.

* * *  * * *  * * *

If you are in agreement with the above, please return us a copy duly countersigned in sign of full and unconditional acceptance.

Yours faithfully

/s/ Jillian C. Evanko
Chart Industries, Inc. Jillian C. Evanko”

***

We accept the terms and conditions of the proposed amended and restated share purchase agreement

Yours faithfully

/s/ Alessandro Spada
VRV S.p.A.
Alessandro Spada

/s/ Alessandro Spada.
Alessandro Spada.

/s/ Elena Spada.
Elena Spada.

/s/ Federico Spada.
Federico Spada.

Ball Ground, November 13, 2018

VRV S.p.A.

Via Luciano Manara 11

20122 Milano (MI)

Italy

Attn: Alessandro Spada

With copy to:

Shearman & Sterling LLP

Palazzo Serbelloni

Corso Venezia, 16

20121 Milano (MI)

Italy

Attn: Domenico Fanuele, Partner

E-mail: dfanuele@shearman.com

Subject:	Share Purchase Agreement dated 13 November 2018
(Designation of Purchaser)

Gentlemen:

Reference is made to the “Share Purchase Agreement” entered into on 13 November 2018 by and among Alessandro Spada, Elena Spada, Federico Spada and VRV s.p.a. on the first side, and Chart industries, Inc., on the other side (the “Share Purchase Agreement”).

Capitalized terms used in this letter without definition shall have the respective meanings given to them in the Share Purchase Agreement.

Pursuant to section 5.2 of the Share Purchase Agreement “Pursuant to section 1401 of the Italian civil code, Chart may assign all (but not less than all) of its rights and delegate all (but not less than all) of its obligations under this agreement to a company controlled by Chart, either directly or indirectly, it being understood however that no such assignment and delegation will relieve Chart of any of its obligations or duties under this agreement and that therefore Chart and its assign will be jointly liable to the Seller hereunder. The right under this Section may be exercised by Chart by delivering to the Seller a written notice of its election to exercise such right, executed by its assignee for acceptance and adherence to this agreement, prior to the Closing Date”.

We hereby designate as Purchaser, under the Share Purchase Agreement, VRV Holdings s.r.l., a company incorporated under the laws of Italy, having its registered office in Milan, viale Andrea Doria 7, registered with the business registry of Milano Monza Brianza Lodi, with tax code no. and VAT no. 10527630965. The share capital of VRV Holdings s.r.l. is entirely owned by Chart Industries Luxembourg S.à r.l. a company incorporated under the laws of the Grand Duchy of Luxembourg and controlled by Chart Industries, Inc.

It is understood that nothing in this letter will be deemed, interpreted or construed to novate, substitute, amend, restate or in any way supersede any of the provisions of the Share Purchase Agreement, which will remain in full force and effect to the full extent provided therein.

Sincerely,

Chart Industries, Inc.

/s/ Jillian C. Evanko

For acceptance of the assignment hereof and adherence to the Share Purchase Agreement.

VRV Holdings S.r.l.

/s/ Jillian C. Evanko